Exhibit 4.4

Guarantors. 2022

INDENTURE OF THE FIRST (1st) ISSUE OF NON-CONVERTIBLE INTO STOCKS, SIMPLE DEBENTURES IN TWO (2) SERIES FOR PUBLIC DISTRIBUTION, WITH RESTRICTED EFFORTS, OF VITRU BRASIL EMPREENDIMENTOS, PARTICIPAÇÕES E COMÉRCIO S.A.

ENTERED INTO BY AND AMONG

VITRU BRASIL EMPREENDIMENTOS, PARTICIPAÇÕES E COMÉRCIO S.A.,

as Issuer,

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS,

as Trustee,

and

SOCIEDADE EDUCACIONAL LEONARDO DA VINCI LTDA.;

SOCIEDADE EDUCACIONAL DO VALE DO ITAPOCU LTDA.;

FAC EDUCACIONAL LTDA.; and

FAIR EDUCACIONAL LTDA.;

as Guarantors.

MAY 17, 2022

INDENTURE OF THE FIRST (1st) ISSUE OF NON-CONVERTIBLE INTO STOCKS, SIMPLE DEBENTURES IN TWO (2) SERIES FOR PUBLIC DISTRIBUTION, WITH RESTRICTED EFFORTS, OF VITRU BRASIL EMPREENDIMENTOS, PARTICIPAÇÕES E COMÉRCIO S.A.

By this indenture,

(a)VITRU BRASIL EMPREENDIMENTOS, PARTICIPAÇÕES E COMÉRCIO S.A., a stock corporation not registered as a publicly-held corporation with the Brazilian Securities Commission ("CVM"), with its principal place of business located in the City of Florianópolis, State of Santa Catarina, at Rodovia José Carlos Daux, n. 5500, sala T, 2º andar, Torre Jurerê A, Saco Grande - CEP: 88.032-005, enrolled with the National Register of Legal Entities of the Ministry of Finance ("CNPJ/ME") under No. 20.512.706/0001-40, herein represented under its By-laws (hereinafter referred to as "Issuer");

and, on the other hand,

(b)PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS, a financial institution, with a branch located in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, no. 2.954, 10º andar, Cj. 101, Jardim Paulistano, CEP 01.451-000, enrolled with the National Register of Legal Entities of the Ministry of Finance ("CNPJ/ME") under No. 17.343.682/0003-08, as representative of common interests of the holders of the debentures under this issue ("Debenture holders"), pursuant to Law No. 6,404, of December 15, 1976, as amended ("Brazilian Corporation Law"), herein represented under its By-laws (hereinafter referred to as "Trustee");

and, also, as Guarantors,

(c)SOCIEDADE EDUCACIONAL LEONARDO DA VINCI LTDA., a limited liability company, with its principal place of business located in the City of Indaial, State of Santa Catarina, at Rodovia BR 470, KM 71, no. 1040, Benedito, CEP 89.080-001, enrolled with the National Register of Legal Entities of the Ministry of Finance ("CNPJ/ME") under No. 01.894.432/0001-56, herein represented under its Articles of Association (hereinafter referred to as “UNIASSELVI”);

(d)SOCIEDADE EDUCACIONAL DO VALE DO ITAPOCU LTDA., a limited liability company, with its principal place of business located in the City of Guaramirim, State of Santa Catarina, at Rodovia BR 280, no. 15.885, KM 60, Imigrantes, CEP 89.270-000, enrolled with the National Register of Legal Entities of the Ministry of Finance ("CNPJ/ME") under No. 03.819.722/0001-60, herein represented under its Articles of Association (hereinafter referred to as “SEVITA”);

(e)FAC EDUCACIONAL LTDA., a limited liability company, with its principal place of business located in the City of Cuiabá, State of Mato Grosso, at Av. Fernando Correa da Costa, no. 374, Poção, CEP 78.015-600, enrolled with the National Register of Legal Entities of the Ministry of Finance ("CNPJ/ME") under No. 20.705.425/0001-03, herein represented under its Articles of Association (hereinafter referred to as “FAC”);

(f)FAIR EDUCACIONAL LTDA., a limited liability company, with its principal place of business located in the City of Rondonópolis, State of Mato Grosso, at Rua Arnaldo Estevão de Figueiredo, no. 758, andar 1, Centro, CEP 78.700-150, enrolled with the National Register of Legal Entities of the Ministry of Finance ("CNPJ/ME") under No. 20.088.672/0001-08, herein represented under its Articles of Association (“FAIR” and, jointly with UNIASSELVI, SEVITA and FAC, hereinafter referred to as “Guarantors”);

Issuer, Trustee and Guarantors are hereinafter referred to collectively as the "Parties" and individually and severally as a "Party";

hereby agree upon to enter into this “Indenture of the first (1st) Issue of Non-Convertible into Stocks, Simple Debentures in two (2) Series for Public Distribution, with Restricted Efforts of Vitru Brasil Empreendimentos, Participações e Comércio S.A.” (hereinafter referred to as “Indenture” or “Indenture of Issue”), under the following terms and conditions:

For the purposes of this Indenture, "Business Day(s)" shall mean any day, other than Saturday, Sunday or nationally declared holiday.

1.AUTHORIZATION
1.1.Authorization for Issue and Creation of the Collaterals by Issuer
1.1.1.This Indenture of Issue is entered into pursuant to the authorizations of (i) the Extraordinary General Meeting of Issuer held on May 11, 2022 ("Issuer EGM") and (ii) the Meeting of Issuer’s Board of Directors held on May 11, 2022 ("Issuer RCA" and together with Issuer EGM, "Issuer Corporate Approvals"), at which resolutions were passed and approved, as applicable: (a) the terms and conditions of Issue (as defined below), the Corporate Guarantee (as defined below) and the Restricted Offering (as defined below); (b) the grant of the Quotas Fiduciary Assignment (as defined below) to be created in favor of the Debenture holders by means of the Quotas Fiduciary Assignment Agreement (as defined below), as well as its respective terms and conditions, and the Receivables Fiduciary Assignment (as defined below) by means of the Receivables Fiduciary Assignment Agreement (as defined below); and (c) the express authorization to Issuer's executive board to perform all acts, take all actions and adopt all measures necessary for the formalization, implementation and administration of the resolutions taken at Issuer Corporate Approvals, as well as the execution of any and all documents related to the Issue and the Restricted Offering, including, but not limited to, the Indenture of Issue the Distribution Agreement (as defined below), the Quotas Fiduciary Assignment Agreement, the Receivables Fiduciary Assignment Agreement and any amendments to such instruments (if necessary), as well as contracting the service providers necessary for the implementation of Issue and the Restricted Offering, pursuant to article 59 of the Brazilian Corporation Law, and in compliance with Law no. 6,385, of December 7, 1976, as amended ("Securities Law"), and with the Brazilian Securities Commission Ruling ("CVM") No. 476, of January 16, 2009, as amended ("CVM Ruling 476").
1.2.Authorization for Creation of Corporate Guarantee by Guarantors
1.2.1.Based on the resolutions taken at the shareholders' meetings of each of Guarantors, all of which were held on May 11, 2022 ("Guarantors Corporate Approval" and, together with Issuer Corporate Approval, "Corporate Approvals"), it was resolved: (a) to grant the Corporate Guarantee (as defined below) by each of Guarantors, hereby; and (b) to authorize the management of each of Guarantors to take any and all actions, perform all acts and enter into all documents necessary to give effect to the resolutions evidenced in Guarantors Corporate Approval.

2.REQUIREMENTS

The 1st (first) issue of simple, non-convertible debentures, issued by Issuer, in two (2) series (each, a "Series", and "1st Series" and "2nd Series", respectively, and "1st Series Debentures" and "2nd Series Debentures", respectively, being the 1st Series Debentures together with the 2nd Series Debentures, "Debentures") for public distribution, with restricted efforts ("Issue"), in the total amount of One Billion Nine Hundred and Fifty Million Brazilian Reais (R$ 1,950,000,000.00), of which: (i) the total amount of the 1st Series Debentures Issue of Five Hundred Million Brazilian Reais (R$ 500,000,000.00); and (ii) the total amount of the 2nd Series Debentures of One Billion Four Hundred and Fifty Million Brazilian Reais (R$ 1,450,000,000.00), with firm placement guarantee for the totality of Issue, pursuant to CVM Ruling No. 476 ("Restricted Offering") and this Indenture of Issue, will be carried out in compliance with the following requirements:

2.1.Filing and Publication of Corporate Approvals
2.1.1.	Under article 62, item I, and article 289 of the Brazilian Corporation Law:
(i)the minutes of Issuer Corporate Approvals that approved the terms and conditions of Issue, the Debentures, the Restricted Offering, the Quotas Fiduciary Assignment and the Receivables Fiduciary Assignment, as applicable, (a) will be duly filed before the Board of Trade of the State of Santa Catarina ("JUCESC"), and (b) will be published in the newspaper "Diário Catarinense" ("Issuer Publication");
(ii)the minutes of the UNIASSELVI quotaholders’ meeting held on May 11, 2022, which approved the granting of the respective Corporate Guarantee will be duly filed with the JUCESC;
(iii)the minutes of the SEVITA quotaholders' meeting held on May 11, 2022, which approved the granting of the respective Corporate Guarantee will be duly filed with the JUCESC;
(iv)the minutes of the FAC quotaholders’ meeting held on May 11, 2022, which approved the granting of the respective Corporate Guarantee will be duly filed with the Board of Trade of the State of Mato Grosso ("JUCEMAT"); and
(v)the minutes of the FAIR quotaholders’ meeting held on May 11, 2022, which approved the granting of the respective Corporate Guarantee will be filed with the JUCEMAT.
2.2.Filing and registration of this Indenture of Issue with the JUCESC
2.2.1.Under article 62, item II and paragraph 3, of the Brazilian Corporation Law, this Indenture of Issue and any amendments thereto shall be filed with the JUCESC within five (5) Business Days from the date of its execution, for its consequent filing with the JUCESC.
2.2.2.Issuer undertakes to send to Trustee 1 (one) electronic copy of this Indenture of Issue in ".pdf" format, containing the digital seal of the filing with the JUCESC of this Indenture of Issue, as well as of any amendments, within 2 (two) Business Days after having obtained the referred registrations.
2.2.3.Any amendments to this Indenture of Issue must be filed with the JUCESC, pursuant to Clause 2.2.1 above.

2.2.4.Trustee is hereby irrevocably and irreversibly authorized and empowered, on behalf of Issuer and at Issuer's expense, to register this Indenture of Issue with the JUCESC, in the event that Issuer fails to do so within the period set forth in Clause 2.1.1 above, under article 62, paragraph 2, of the Brazilian Corporation Law, which, however, will not disregard the non-compliance of a non-monetary obligation by Issuer, under the terms of line "a" of Clause 8.1.2 below.
2.3.Registration of Securities
2.3.1.Under article 129 of Law No. 6,015, of December 31, 1973, as amended, by virtue of the Corporate Guarantee (as defined below) provided by Guarantors under the Clause 5.6. 1 below, for the benefit of the Debenture holders, the Indenture and its eventual amendments, as applicable, will be duly registered by Issuer, at its expenses, with the Registry Office of Deeds and Documents where the head offices of Issuer are located, Trustee and Guarantors, namely, the Registry Office of Deeds and Documents located in the City of Florianópolis, State of Santa Catarina, the City of São Paulo, State of São Paulo, the City of Indaial, State of Santa Catarina in the City of Guaramirim, State of Santa Catarina, in the City of Cuiabá, State of Mato Grosso, in the City of Rondonópolis, State of Mato Grosso ("Corporate Guarantee Offices") and, within up to five (5) Business Days as of its execution, shall be filed with the referred Corporate Guarantee Offices, provided that, in case any requirements are imposed by the Corporate Guarantee Offices, Issuer and/or Guarantor shall diligently and timely comply with them. Within 2 (two) Business Days from each registration made, Issuer shall forward to Trustee 1 (one) original copy or, if applicable, electronic copy (in ".pdf" format), containing a digital seal, duly registered with the corresponding Corporate Guarantee Office.
2.3.2.Pursuant to article 62, item III, of the Brazilian Corporation Law, due to the Collaterals (as defined below) to be provided by Issuer and Guarantors on behalf of the Debenture Holders, each of the Guarantee Agreements (as defined below) and their amendments, as applicable, shall be duly registered by Issuer, at its own expenses, with the competent Registry Office of Deeds and Documents of the locations indicated below ("Registration of Collaterals"):
(a)	Quotas Fiduciary Assignment Agreement (as defined below) and any subsequent amendments: Registry Office of Deeds and Documents of the City of Maringá, State of Paraná, the City of Florianópolis, State of Santa Catarina, and the City of São Paulo, State of São Paulo; and
(b)	Fiduciary Assignment Agreement (as defined below) and any subsequent amendments: the Registry Office of Deeds and Documents of the City of Maringá, State of Paraná, the City of Florianópolis, State of Santa Catarina, and the City of São Paulo, State of São Paulo.
2.3.3.In addition to the registration in the Registration of Collaterals mentioned above, the Quotas Fiduciary Assignment Agreement provided for in item (a) above, as well as any amendments to such lien, subject to amendments that may be entered into, shall be recorded, as provided for in article 1,057 of the Civil Code, in the Articles of Incorporation of CESUMAR (as defined below), by means of the execution of an amendment to said Articles of Incorporation within three (3) Business Days as of the execution of the Quotas Fiduciary Assignment Agreement, or any amendments thereto. The amendment to the Articles of Incorporation of CESUMAR will be registered by Issuer, at its own expenses, with the Board of Trade of the State of Paraná ("JUCEPAR") within five (5) Business Days from the date of its execution. Within up to 2 (two) Business Days from the date of registration of the Articles of Incorporation of CESUMAR with JUCEPAR, Issuer shall forward to Trustee 1 (one) original copy or, if applicable, electronic copy (in ".pdf" format), containing the digital seal, of

CESUMAR's Articles of Incorporation or the respective amendment, as applicable, duly registered with JUCEPAR.
2.4.Waiver of Registration with CVM and Registration with ANBIMA and ANBIMA's Best Practices Guide
2.4.1.The Issue shall be carried out pursuant to article 6 of CVM Ruling 476 and to the other applicable legal and regulatory provisions, being, therefore, automatically waived from the distribution registration pursuant to article 19 of the Securities Law, and shall not be subject to protocol, registration and filing with the CVM, except for the sending of the communication on the commencement of the Restricted Offering and the communication of its closure to the CVM, pursuant to articles 7-A and 8, respectively, of CVM Ruling 476.
2.4.2.The Restricted Offering shall be subject to registration with ANBIMA - Brazilian Financial and Capital Markets Association ("ANBIMA"), pursuant to item II, of article 16 and to item V of article 18 of ANBIMA's "Regulation and Best Practices Code for Structuring, Coordination and Distribution of Public Offerings of Securities and Public Offerings for Acquisition of Securities", in force as of May 6, 2021 ("ANBIMA Code").

2.5.Filing for Distribution, Trading, Electronic Custody and Settlement
2.5.1.The Debentures shall be filed for (a) public distribution in the primary market by means of the MDA - Securities Distribution Module, managed and operated by B3 S.A. - Brasil, Bolsa, Balcão - Balcão B3 ("B3"), and the distribution will be financially settled through B3; and (b) trading, in the secondary market, through CETIP21 - Títulos e Valores Mobiliários, managed and operated by B3, and the trades will be financially settled and the Debentures will be electronically held in custody at B3.
2.5.2.Notwithstanding what is described in Clause 2.5. 1 above, the negotiation of the Debentures shall comply with the legal and regulatory provisions applicable at the time of the negotiation, including, without limitation, the provisions of article 13 of CVM Ruling 476, except for the lot of Debentures subject to exercise of the Firm Guarantee indicated at the subscription, if any, subject, in the subsequent negotiation, to the limits and conditions set forth in articles 2 and 3 of CVM Ruling 476, conditioned to the compliance by Issuer with the obligations set forth in article 17 of CVM Ruling 476. Pursuant to article 15 of CVM Ruling 476, the Debentures may only be negotiated among qualified investors in the regulated securities markets after ninety (90) days have elapsed as from each subscription or acquisition by the professional investor.
3.CORPORATE PURPOSE OF Issuer
3.1.According to Issuer's By-laws currently in force, Issuer's corporate purpose comprises: (i) the participation in the capital of other business or non-business companies, as partner or shareholder, in Brazil and/or abroad; (ii) to organize, maintain and develop activities related to education and instruction in all its levels and degrees, in the terms of the principles under the specific legislation, provided that the education and teaching units that may come to be maintained by the Company will have their specific purposes in their respective by-laws; (iii) hold and participate in congresses, seminars, excursions and meetings with educational, cultural and social purposes; and (iv) carry out the retail trade of books, including digital books.

4.allocation of the proceeds
4.1.1.The net proceeds raised by Issuer through the Issue of Debentures shall be fully and exclusively used for the payment of the amount related to the Purchase Price, by Issuer, of one hundred percent (100%) of the ownership interest of CESUMAR - Centro de Ensino Superior de Maringá Ltda, a limited liability company headquartered in the City of Maringá, State of Paraná, at Avenida Guedner, 1,610, Zona 8, CEP 87.050-390, enrolled with the CNPJ/ME under No. 79.265.617/0001-99, under the Quotas Purchase Agreement and Other Covenants, entered into on August 23, 2021 ("CESUMAR", "Purchase" and "SPA", respectively).
4.1.2.For purposes of the provisions of Clause 4.1.1 above, "net proceeds" shall mean the proceeds raised by Issuer, by means of the payment of the Debentures, less the costs incurred for payment of expenses resulting from the Issue and the Restricted Offering.
4.1.3.Issuer undertakes, within five (5) Business Days counted from the First Payment Date, to make the payment of the amount referring to (i) approximately eighty-five percent (85%) of the quotas of the capital stock of CESUMAR, or (ii) the percentage of quotas of CESUMAR that is free and clear for transfer to Issuer at the time of payment of the Purchase Price, whichever is greater between (i) and (ii), since approximately 15% (fifteen percent) of the quotas of the capital stock of CESUMAR are part of probate of quotaholders of CESUMAR who have passed away and, therefore, will be, in the aforementioned period, unable to carry out the transfer of the quotas of CESUMAR owned by them (the "Probate Quotas"). For the avoidance of doubt, the Probate Quotas will be transferred to Issuer after authorization by permit granted by the competent court for the respective probates in up to 5 (five) Business Days as of Issue and/or publication of the court permit granting authorization for the disposal of the Probate Quotas and consequent payment of the remaining amount of the Purchase Price, subject to the terms and conditions set forth in the SPA.
4.1.4.Issuer shall send to Trustee, semiannually, as of the First Payment Date and until the total allocation of proceeds raised in this Issue is evidenced: (i) statement on letterhead and signed by a legal representative, informing about the allocation of the proceeds of this Issue and indicating, including, the costs incurred for the payment of the expenses resulting from the Restricted Offering, pursuant to Clause 4.1.2; and (ii) term and/or proof of settlement of the Acquisition and proof of transfer, evidencing the settlement of the Acquisition; and Trustee may request from Issuer all eventual additional clarifications that may be reasonably necessary.
5.THE ISSUE
5.1.Issue Number
5.1.1.This Indenture constitutes Issuer’s 1st issue of Debentures.
5.2.Series Number
5.2.1.The Issue will be made in two (2) series.
5.3.Total Amount of Issue
5.3.1.The total amount of Issue is of One Billion Nine Hundred and Fifty Million Brazilian Reais (R$1,950,000,000.00), on the Date of Issue (as defined below) ("Total Amount of Issue”), as follows: (i) Five Hundred Million Brazilian Reais (R$ 500,000,000.00) representing the total amount of issue of the 1st Series Debentures; and (ii) One Billion Four Hundred and Fifty Million Brazilian Reais (R$1,450,000,000.00) representing the total amount of issue of the 2nd Series Debentures.

5.4.Placement and Distribution Procedure
5.4.1.The Debentures shall be subject to distribution, by means of a public offering with restricted distribution efforts, pursuant to the provisions of CVM Ruling 476, the Securities Law and other applicable legal and regulatory provisions, under a firm guarantee of placement for the totality of the Issue with the intermediation of financial institutions integrating the Brazilian securities distribution system ("Arrangers") under the "Public Distribution and Coordination Agreement of Simple Debentures, Non-Convertible into Stocks, in Two Series, for Public Distribution with Restricted Distribution Efforts of the First (1st) Issue of Vitru Brasil Empreendimentos, Participações e Comércio S.A.", to be entered into among Issuer, Arrangers and Guarantors ("Distribution Agreement").
5.4.2.As set forth in the Distribution Agreement, the placement of the Debentures shall be performed by the Arrangers under a firm placement guarantee for the Total Issue Amount ("Firm Guarantee"), pursuant to the Distribution Agreement.
5.4.3.The public distribution plan of the Debentures shall follow the procedure described in CVM Ruling 476, as set forth in the Distribution Agreement. For this purpose: (i) only a maximum of seventy-five (75) Professional Investors (as defined in Section 5.4.5 below) may be sought by the Managers; and (ii) the Debentures may only be subscribed for by a maximum of fifty (50) Professional Investors, pursuant to article 3 of CVM Ruling 476. Additionally, investment funds and managed securities portfolios whose investment decisions are made by the same manager will be considered as a single investor for the purposes of the limits set forth above, pursuant to Paragraph 1 of Article 3 of CVM Ruling 476.
5.4.4.Upon subscription and payment in full of the Debentures, each Professional Investor shall sign a statement attesting, pursuant to article 7 of CVM Ruling 476 and Exhibit A to CVM Resolution No. 30, of May 11, 2021, as amended ("CVM Resolution 30"), the respective condition of Professional Investor, and that he is aware and declares, among others, that: (i) has sufficient knowledge about the financial market so that a set of legal and regulatory protections afforded to other investors are not applicable to him; (ii) is able to understand and weigh the financial risks related to the application of his funds in securities that can only be acquired by Professional Investors; (iii) as applicable to him, has financial investments in an amount greater than Ten Million Brazilian Reais (R$10,000,000.00); (iv) the Restricted Offering shall not be subject to registration with the CVM; (v) the Restricted Offering shall not be subject to ANBIMA's prior analysis, being registered with ANBIMA only after the delivery of its closure notice to the CVM, pursuant to Clause II of Article 16 and Clause V of Article 18 of ANBIMA's Code; (vi) the Debentures are subject to the trading restrictions set forth in CVM Ruling 476 and in this Indenture; and (vii) it made its own analysis regarding the quality and risks of the Debentures and of Issuer, as well as regarding the creation, sufficiency and enforceability of the guarantees set forth in Clause 5.6 below.
5.4.5.Pursuant to CVM Resolution 30 and for purposes of the Restricted Offering, the following shall be deemed to be: (a) "Professional Investors": (i) financial institutions and other institutions authorized to operate by the Central Bank of Brazil; (ii) insurance companies and capitalization companies; (iii) open and closed pension fund entities; (iv) individuals or legal entities that hold financial investments in an amount greater than Ten Million Brazilian Reais (R$10,000,000.00) and that, additionally, attest in writing their condition of professional investor by means of a proper term, according to Exhibit A to CVM Resolution 30; (v) investment funds; (vi) investment clubs, as long as their portfolio is managed by a securities portfolio manager authorized by CVM; (vii) independent investment agents, portfolio managers, analysts and consultants of securities authorized by CVM, in relation to their own funds; and (viii) non-resident investors; and (b)

"Qualified Investors": (i) Professional Investors; (ii) individuals or legal entities holding financial investments in an amount exceeding One Million Brazilian Reais (R$1,000,000.00) and that, additionally, attest in writing their status as qualified investors by means of a specific term, in accordance with Exhibit B to CVM Resolution 30; (iii) the natural persons that have been approved in technical qualification exams or hold certifications approved by CVM as requirements for the registration of independent investment agents, portfolio managers, analysts and securities consultants, in relation to their own funds; and (iv) investment clubs, provided that their portfolio is managed by one or more unitholders, who are qualified investors.
5.4.5.1.The social security systems created by the Federal Government, the States, the Distrito Federal, or Municipalities, are considered as Professional Investors only if recognized as such in accordance with the specific regulation of the Social Security Ministry.
5.4.6.Issuer and Arrangers undertake not to search for investors for this Issue through stores, offices or establishments open to the public, or with the use of public communication services, such as the press, radio, television and pages open to the public on the World Wide Web, pursuant to CVM Ruling 476.
5.4.7.Issuer undertakes to: (a) not contact or provide information about the Restricted Offering to any investor, except if previously agreed with the Arrangers; and (b) inform the Arrangers of any contact it receives from potential investors that may express their interest in the Restricted Offering, within 1 (one) Business Day as of such contact, undertaking, as of now, not to take any action in relation to said potential investors during this period.
5.4.8.No minimum or maximum lots shall be established for each Series of the Restricted Offering, the Managers, with the express and prior consent of Issuer, shall organize the distribution plan pursuant to CVM Ruling 476, having as its target public Professional Investors.
5.4.9.There will be no preference for subscription of the Debentures by Issuer's current shareholders.
5.4.10.The distribution of the Debentures will be carried out in accordance with B3's procedures and with the distribution plan described in the Distribution Agreement and in this Indenture of Issue.
5.4.11.No liquidity support fund will be created. A market maker contract may be executed for the Debentures. No price stabilization agreement will be entered into for the Debentures in the secondary market.
5.5.Settlement and Bookkeeping Bank
5.5.1.The institution providing settlement services for the Debentures will be Itaú Unibanco S.A., a financial institution headquartered in the City of São Paulo, State of São Paulo, at Praça Alfredo Egydio de Souza Aranha, 100, CEP 04.344-902, enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ/ME) under No. 60.701.190/0001-04 ("Settlement Bank"). The institution providing bookkeeping services for the Debentures is Itaú Corretora de Valores S.A., a financial institution headquartered in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 3500, 3º andar (parte), CEP 04.538-132, enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ/ME) under No. 61.194.353/0001-64 ("Bookkeeping Agent").
5.5.2.The Bookkeeping Agent will be responsible for performing the bookkeeping of the Debentures, among other responsibilities defined in the rules issued by CVM and B3.

5.5.3.The Settlement Bank and the Bookkeeping Agent may be replaced at any time, upon approval by the Debenture Holders in a Debenture Holders General Meeting.
5.6.Guarantees
5.6.1.Personal Guarantee. In guarantee of faithful, timely, correct and full compliance with the main, accessory and/or default obligations, present and/or future, undertaken or that may be undertaken, before the Debenture holders within the scope of Issue under this Indenture of Issue, which includes the payment of the Debentures, including the Unit Par Value or the balance of the Unit Par Value, as the case may be, the Remuneration, the Default Charges, as well as the reimbursement of any and all costs, charges, expenses or amounts that Trustee, acting as representative and for the benefit of the Debenture Holders, may disburse, including on account of the creation and/or perfecting of the Guarantees (as defined below), and any and all other payments due from Issuer under this Indenture of Issue and the Security Agreements (as defined below), including the payment of costs, commissions, service providers' fees, charges and expenses of this Indenture of Issue and all ancillary obligations, such as, but not limited to, late charges, fines, penalties, expenses, costs, out-of-court or court fees, indemnities resulting from final and non-appealable judgments, commissions and other contractual and legal charges, as well as any and all costs and expenses incurred by the Debenture Holders as a result of lawsuits, proceedings and/or other judicial or out-of-court measures necessary to safeguard the rights and privileges of the Debenture Holders set forth in this Indenture of Issue and to enforce the guarantees provided arising out of this Indenture of Issue and the Guarantee Agreements (as defined below) ("Guaranteed Obligations"), the Debentures will rely on Personal Guarantee represented by Guarantors' Guarantee, binding and guaranteeing, as well as their successors under any title, as guarantors and principal payers, jointly and severally liable among themselves and with Issuer, on an irrevocable and irreversible basis, in favor of the Debenture holders, represented by Trustee ("Corporate Guarantee").
5.6.1.1.Any and all payments made by Guarantors in connection with the Corporate Guarantee shall be made free and net, without deduction of any present or future taxes, duties, fees, contributions of any nature, charges or withholdings, as well as any interest, fines or other tax liabilities, and Guarantors shall pay such additional amounts as may be necessary for the Debenture holders to receive, after such deductions, collections or payments, an amount equal to that which would have been received if such deductions, collections or payments were not applicable.
5.6.1.2.Guarantors, by themselves and their respective successors under any title, bind themselves by this instrument and pursuant to law, irrevocably and irreversibly, before the Debenture holders, as joint debtors with Issuer and principal payers of all Guaranteed Obligations until the discharge of the Debentures, with express waiver of the benefits of order, rights and powers of release of any nature set forth in articles 333, sole paragraph, 364, 366, 368, 371, 821, 827, 829, sole paragraph, 830, 834, 835, 837, 838 and 839, of Law no. 10,406, of January 10, 2002, as amended ("Civil Code"), and in articles 130, 131 and 794 of Law No. 13,105, of March 16, 2015, as amended ("Code of Civil Procedure").
5.6.1.3.This Corporate Guarantee shall become effective on the Issue Date (as defined below) and shall remain valid and fully effective, in all its terms until full payment of the Guaranteed Obligations, and may be enforced and demanded by Trustee, judicially or extrajudicially, as many times as necessary until full settlement of the Guaranteed Obligations, including, but not limited to, in case of (i) additions amendments and any other modifications to the conditions set forth in this Indenture, the Distribution Agreement, the Collateral Agreements and the other documents of the

Restricted Offering, or (ii) any limitation or incapacity of Issuer, including its request for out-of-court reorganization, request for judicial reorganization or bankruptcy, Trustee, for such purpose, shall immediately notify Issuer and Guarantors.
5.6.1.4.For the purposes of article 835 of the Civil Code, Guarantors hereby declare that they have read and agree, in its entirety, with the provisions of this Indenture of Issue, being aware of the terms and conditions of the Corporate Guarantee provided and of the Debentures, as well as of the obligations assumed by them in connection with the Issue, declaring themselves jointly and severally liable for the payment of the Guaranteed Obligations until the Debentures have been fully settled and/or redeemed, even if such settlement occurs after the Maturity Dates.
5.6.1.5.Trustee shall request the judicial or extrajudicial enforcement of the Corporate Guarantee, according to the function attributed to it in this Indenture of Issue, once any event of insufficiency of payment of the Guaranteed Obligations is verified. The Corporate Guarantee may be enforced and demanded by Trustee as many times as necessary until the full and effective payment of all Guaranteed Obligations, provided that the non-enforcement of the Corporate Guarantee by Trustee will not give rise, in any event, to the loss of the right of execution of the Guarantee by the Debenture holders.
5.6.1.6.The Guaranteed Obligations shall be paid by Guarantors within three (3) Business Days from the receipt of the written communication sent by Trustee to Guarantors, with copy to Issuer, informing about the non-compliance with the payment, on any date on which it has become due, respecting the respective cure term, if applicable, or the early maturity of the Debentures under Section 8 of this Indenture. The payments shall be made by Guarantors, in accordance with the procedures set forth in this Indenture, without any claim, action, dispute or complaint that Issuer will or may have or exercise in relation to its obligations assumed under the Debentures and this Indenture.
5.6.1.7.The payments referred to in Clause 5.6.1.6 above shall be made outside the scope of B3 and in accordance with instructions received from Trustee, subject to the procedures set forth in this Indenture.
5.6.1.8.No objection or opposition by Issuer may be admitted or invoked by Guarantors with the purpose of being released from the compliance with its obligations before the Debenture holders.
5.6.1.9.Guarantors shall not be relieved from their obligations hereunder by reason of acts or omissions that may relieve them of their obligations or affect them, including by reason of: (a) any change in the terms and conditions of the Debentures agreed upon between Issuer and the Debenture holders pursuant to this Indenture; (b) any novation or non-exercise of any right, action, privilege and/or guarantee of the Debenture holders against Issuer; and (c) any objection, opposition, limitation or inability of Issuer, including its application for extrajudicial recovery, application for judicial recovery, bankruptcy or proceedings of a similar nature.
5.6.1.10.The Corporate Guarantee under this Clause has been duly consented to in good faith by Guarantors, pursuant to applicable law.
5.6.1.11.Guarantors may make payment of any of the Guaranteed Obligations defaulted by Issuer, regardless of receipt of notice from Trustee, including during any cure period set forth in this Indenture, in which case the default of Issuer shall be deemed cured by Guarantors to the extent of the payment effectively made.

5.6.1.12.Upon the enforcement of the Corporate Guarantee subject matter of this Clause, Guarantors shall subrogate to the rights of the Debenture holders and/or of Trustee before Issuer, as applicable, observing that the subrogation shall occur only after the full payment of the payments related to the Debentures. Notwithstanding the provisions of this Clause, the Parties agree that: (i) Guarantors may only collect, demand, sue or receive any amount due to them by Issuer after full payment of the Guaranteed Obligations; and (ii) the payment of any amount due by Issuer to Guarantors, due to the subrogation under this Clause, may only be made after the settlement of any and all amounts due to the Debenture holders.
5.6.1.13.The Parties hereby acknowledge that the Corporate Guarantee is provided for a fixed term, for purposes of article 835 of the Civil Code, becoming effective as from the Issue Date (inclusive) and having as maturity date the date that corresponds to the date of full settlement of the Debentures, even if its maturity term has been extended or prolonged, under the terms of this Indenture.
5.6.1.14.Issuer hereby undertakes to amend this Indenture of Issue, in the manner set forth in Exhibit I, as well as the other documents of the Issue, if applicable, to include CESUMAR, as guarantor and principal payer, jointly and severally liable with the other Guarantors and with Issuer, for the payment of the Guaranteed Obligations, within thirty (30) days counted as of the Acquisition. No General Meeting of Debenture Holders will be required for the execution of the amendment mentioned in this Clause.
5.6.1.15.With due regard for Clause 5.6.1.14 above, the Parties acknowledge that it is hereby authorized the inclusion of CESUMAR as guarantor and main payer, jointly and severally liable with the other Guarantors and with Issuer, after the conclusion of the Acquisition, without any additional approval of the Debenture holders being required, provided that the following conditions are observed (i) the inclusion of CESUMAR is previously authorized by its quotaholder(s), if applicable, (ii) all the rights of the Debenture holders in relation to the Debentures and the Corporate Guarantee, as well as other instruments related to the Issue, as applicable, are maintained. Issuer shall send to Trustee, statement certifying the compliance with the conditions described in items (i) and (ii) of this Clause 5.6.1.15, within up to two (2) Business Days after such compliance. For all purposes, after the execution of the referred amendment, CESUMAR shall be included in the definition of "Guarantors" of this Indenture of Issue for all legal purposes.
5.6.1.16.After the conclusion of the Acquisition, Issuer shall file the respective corporate act of CESUMAR authorizing the creation of the Corporate Guarantee and the Fiduciary Assignment with JUCEPAR within thirty (30) days as of the said conclusion of the Acquisition, for its consequent filing with JUCEPAR. Issuer also undertakes to send to Trustee, 1 (one) electronic copy of the corporate act of CESUMAR in ".pdf" format, containing the digital seal of the filing with JUCEPAR of the corporate act of CESUMAR, within 2 (two) Business Days after obtaining such records.
5.6.1.17.Based on the financial statements for the fiscal year ended on December 31, 2021, UNIASSELVI's net assets are Two Hundred and Seventy-Eight Million, Seven Hundred and Forty-Six Thousand, Three Hundred and Forty-Nine Brazilian Reais and Forty-Two cents (R$278,746,349.42), provided that said net assets may be affected by other obligations, including collaterals or personal guarantees, undertaken and/or that may be undertaken by UNIASSELVI before third parties.
5.6.1.18.Based on the financial statements for the fiscal year ending December 31, 2021, SEVITA’s net assets are Seven Million, Three Hundred and Fifty-One Thousand, Nine Hundred

and Fifty-Nine Brazilian Reais and Fifty-two cents (R$ 7,351,959.52), provided that said assets may be affected by other obligations, including collaterals or personal guarantees, undertaken and/or that may be undertaken by SEVITA before third parties.
5.6.1.19.Based on the financial statements for the fiscal year ending December 31, 2021, FAC’s net assets are Seven Million, Three Hundred and Fifty-One Thousand, Nine Hundred and Fifty-Nine Brazilian Reais and Fifty-two cents (R$ 7,351,959.52), provided that said assets may be affected by other obligations, including collaterals or personal guarantees, undertaken and/or that may be undertaken by FAC before third parties.
5.6.1.20.Based on the financial statements for the fiscal year ending December 31, 2021, FAIR's net assets are Four Million, Four Hundred and Sixty Thousand, Seven Hundred and Forty-Eight Brazilian Reais and Seventy cents (R$ 4,460,748.70), provided that said assets may be affected by other obligations, including collaterals or personal guarantees, undertaken and/or that may be undertaken by FAIR before third parties.
5.6.2.Collaterals. To ensure the faithful, full and timely performance of the Guaranteed Obligations, the Debentures will rely on the following collaterals, which will be created in favor of the Debenture holders, by means of the execution of the Collateral Agreements (as defined below) and their registration in the competent registry office of deeds and documents ("Collaterals" and, together with the Corporate Guarantee, "Guarantees"):
(i)fiduciary assignment, on an irrevocable and irreversible basis, of (a) one hundred percent (100%) of the quotas issued by CESUMAR, owned by Issuer ("Cesumar Quotas" and "Quotas Fiduciary Assignment"), (b) all the advantages and rights related to the Cesumar Quotas, including all profits and dividends, amounts, rights, bonuses, certificates, securities, property rights, profits, income, remuneration, advantages, distributions and proceeds in cash capital stock or any other form at any time received, due and on any basis distributed to the holders of Cesumar Quotas, including, but not limited to, the preferences and advantages that have been expressly attributed to the Cesumar Quotas, on any basis, including, the distribution of profits, proceeds from the flow of dividends, interest on equity, as well as other amounts that have been and/or will be declared and have not yet been distributed ("Economic Rights") and (c) all the quotas representing the capital stock of CESUMAR that Issuer, for any reason, comes to hold, whether: (i) derived from stock split, division, reverse stock split or bonus, consolidation, subscription, capitalization of profits or reserves, substitution, conversion, including by exchange, sale or any other form of disposal of the Cesumar Quotas and any goods or securities into which the Cesumar Quotas are converted (including any deposits, securities), as well as eventually received, conferred, assigned, paid up, declared or in any way held by Issuer until full payment of the Guaranteed Obligations; (ii) resulting from the subscription of new quotas representing the capital stock of CESUMAR, as well as of subscription bonus, convertible debentures, beneficiary parts, certificates, securities or other securities convertible into quotas, related to the interest of Issuer in CESUMAR; and (iii) issued by CESUMAR received, granted and/or acquired by Issuer (directly or indirectly) by means of consolidation, merger, spin-off, incorporation, exchange, substitution, division, corporate reorganization or in any other way (subject to the restrictions provided for in the Quotas Fiduciary Assignment Agreement and this Indenture of Issue, as applicable), whether such quotas or rights are currently or in the future held by Issuer, including any and all new quotas or other securities convertible into quotas issued by CESUMAR that may be subscribed, received, conferred, acquired and/or in any form held directly and/or indirectly by Issuer, under the terms and conditions to be set forth in the "Quotas Fiduciary Assignment Agreement and Other Covenants", to be entered into between Issuer and

Trustee, as representative of the Debenture holders, with the intervention of CESUMAR, substantially in the form of Exhibit II to this Indenture (as amended from time to time, the "Quotas Fiduciary Assignment Agreement"). The Quotas Fiduciary Assignment Agreement shall be entered into within five (5) Business Days from the date of payment of the amount relating to (i) approximately eighty-five percent (85%) of the quotas of the capital stock of CESUMAR, or (ii) the percentage of quotas of CESUMAR that is free and clear for transfer to Issuer at the time of payment of the Purchase Price, whichever is greater between (i) and (ii), pursuant to the terms set forth in Clause 4.1.3, and shall be registered as provided in Clause 2.3 above;
(ii)fiduciary assignment of (a) all credit rights listed in Exhibit III of the Receivables Fiduciary Assignment Agreement, owned by CESUMAR (including emerging or indemnification rights, as applicable), current and/or future, as well as their accruals by way of fine, interest and other charges imposed thereon, arising from the payment of tuition fees by students of CESUMAR, due in consideration for the provision of education services provided by CESUMAR under the terms of the specific instruments herein agreed upon ("Receivables") and (b) the Bound Account (as defined in the Receivables Fiduciary Assignment Agreement) including any and all funds deposited (or credit rights to be received or deposited), for any purpose, in the Bound Account, regardless of where they are, including in transit or in the bank clearing phase, as well as their profits and earnings, including financial investments, income, rights, earnings, distributions and other amounts received or to be received or otherwise deposited or to be deposited to CESUMAR in the Bound Account ("Depositary Bank") in which the Minimum Flow (as defined in the Receivables Fiduciary Assignment Agreement) ("Receivables Fiduciary Assignment", and, together with the Quotas Fiduciary Assignment, the "Collaterals"), on the terms and conditions to be set forth in the "Credit Rights Fiduciary Assignment Agreement and Other Covenants", to be entered into among Issuer, CESUMAR and Trustee, as representative of the Debenture holders, substantially in the form of Exhibit III to this Indenture (as amended from time to time, the "Receivables Fiduciary Assignment Agreement" which, together with the Quotas Fiduciary Assignment Agreement, the "Collateral Agreements"). The Receivables Fiduciary Assignment Agreement shall be entered into within five (5) Business Days from the date of payment of the amount relating to (i) approximately eighty-five percent (85%) of quotas of the capital stock of CESUMAR, or (ii) the percentage of shares of CESUMAR that is free and clear for transfer to Issuer upon payment of the Purchase Price, whichever is greater between (i) and (ii), pursuant to the terms set forth in Clause 4.1.3, and shall be registered as provided in Clause 2.3 above.
5.6.2.1.No General Meeting of Debenture Holders shall be required for the execution of the Collateral Agreements under the terms set forth in this Section.
5.6.2.2.The Collaterals shall be granted on an irrevocable and irreversible basis by Issuer and CESUMAR, and shall remain in force until the full discharge of the Guaranteed Obligations, pursuant to this Indenture, the Collateral Agreements and other instruments related to the proper formalization of the Collaterals.
5.6.2.3.In case Issuer fails to comply with the obligations set forth in the Collateral Agreements with respect to the registrations, Trustee is hereby authorized and empowered, irrevocably and irreversibly, as its attorney-in-fact, to promote such registrations, on behalf of Issuer, at its own expenses, under the Collateral Agreements, provided that Issuer shall reimburse any and all expenses, under the Collateral Agreements and this Indenture, without prejudice to the occurrence of the non-compliance of a non-monetary obligation by Issuer.

5.6.3.Personal Guarantee and Collaterals. It is understood and agreed the non-exclusive, but, if and when applicable, cumulative nature between them, of the Corporate Guarantee, the Quotas Fiduciary Assignment and the Receivables Fiduciary Assignment, pursuant to this Indenture and the Collateral Agreements, and Trustee may execute or enforce all or each of them indiscriminately, in any order, for the purposes of amortizing or settling the obligations arising from this Indenture and/or the Collateral Agreements.
6.THE DEBENTURES
6.1.Date of Issue
6.1.1.For all legal purposes, the date of issue of the Debentures will be May 15, 2022 (“Date of Issue”).
6.2.Yield start date
6.2.1.For all legal purposes, the yield start date shall be (i) the First Payment Date of the 1st Series Debentures, for the 1st Series Debentures ("1st Series Yield Start Date"); and (ii) the First Payment Date of the 2nd Series Debentures, for the 2nd Series Debentures ("2nd Series Yield Start Date" and, together with the 1st Series Yield Start Date, the "Yield Start Date").
6.3.Form, type, and proof of title
6.3.1.The Debentures will be issued in registered book-entry form, without the Issue of certificates, and, for all legal purposes, their ownership will be evidenced by the deposit account statement issued by the Bookkeeping Agent and, additionally, with respect to the Debentures that are electronically held in custody at B3, as the case may be, a statement will be issued by B3 on behalf of the Debenture Holder, which will serve as proof of title of such Debentures.
6.4.Convertibility
6.4.1.The Debentures will be simple, i.e., non-convertible into stocks issued by Issuer.
6.5.Type
6.5.1.The Debentures shall be unsecured, under article 58, caption, of the Brazilian Corporation Law, and additionally guaranteed by the Corporate Guarantee, under the Clause 5.6.1 above. After the creation, which shall occur upon the registration mentioned in Clause 2.3 above, of any of the Collaterals, under the Clause 5.6.2 above (including the registrations and annotations foreseen in Clause 2.3 above), the Debentures shall be automatically converted into a secured type, under article 58 of the Brazilian Corporation Law.
6.5.1.1.Issuer, and the Debenture holders, at the time of subscription of the Debentures, as the case may be, hereby are aware and agree that, on the date on which any of the Collaterals is created, as set forth in Clause 5.6.2 above, automatically and without any additional formality, without prejudice to the provisions of Clause 2.3 above, the Debentures shall be secured, under article 58 of the Brazilian Corporation Law. In the event of the provisions in this Clause, Issuer shall send communication about such creation, as set forth in Clause 6.5.1 above, on the Business Day subsequent to the date of confirmation of such creation, to the Debenture holders, to Trustee, to the Bookkeeping Agent, to the Settlement Bank and to B3.
6.5.1.2.Without prejudice to the provisions of Clause 6.5.1.1 above, Issuer and Trustee undertake, within ten (10) Business Days counted from the date in which all the Collaterals are constituted, to execute an amendment to this Indenture of Issue, substantially in the terms of Exhibit IV to this Indenture of Issue, subject to the provisions of Clauses 2.2.1 and 2.3.3 above.
6.6.Term and Expiration Date
6.6.1.Subject to the provisions of this Indenture, (i) the 1st Series Debentures will have a maturity term of two (2) years, counted from the Date of Issue, maturing, therefore, on May 15, 2024 ("Maturity Date of the 1st Series Debentures"); and (ii) the 2nd Series Debentures will have a maturity term of five (5) years counted from the Date of Issue, maturing, therefore, on May 15, 2027 ("Maturity Date of the 2nd Series Debentures" and, when together with the Maturity Date of the 1st Series Debentures, "Maturity Dates").
6.7.Unit par value
6.7.1.The unit par value of the Debentures will be One Thousand Brazilian Reais (R$ 1,000.00), on the Date of Issue ("Unit par value").
6.8.Number of Debentures issued
6.8.1.A total of one million, nine hundred and fifty thousand (1,950,000) Debentures will be issued, in two (2) series, of which five hundred thousand (500,000) 1st Series Debentures and one million four hundred and fifty thousand (1,450,000) 2nd Series Debentures.
6.9.Subscription Price and Payment Method
6.9.1.(i) The 1st Series Debentures will be subscribed for and paid for in cash, in Brazilian currency, upon subscription, at the Unit par value, on the first payment date for the 1st Series Debentures ("First Payment Date of the 1st Series Debentures"), in accordance with the settlement rules applicable to B3. If any 1st Series Debenture is to be paid in on a date other than and subsequent to the First Payment Date of the 1st Series Debentures, the payment will be based on the Unit Par Value plus the 1st Series Debentures Remuneration, calculated pro rata temporis from the First Payment Date of the 1st Series Debentures to the date of actual payment; and (ii) the 2nd Series Debentures will be subscribed for and paid for in cash, in Brazilian currency, upon subscription, at Unit par value, on the first payment date of the 2nd Series Debentures ("First Payment Date of the 2nd Series Debentures" and, together with the First Payment Date of the 1st Series Debentures, "First Payment Date"), in accordance with the settlement rules applicable to B3 as of the date on which the distribution of the Debentures commences. If any 2nd Series Debenture is to be paid in on a date other than and subsequent to the First Payment Date of the 2nd Series Debentures, the payment will consider their Unit par value, plus the Remuneration on the 2nd Series Debentures, calculated pro rata temporis from the First Payment Date of the 2nd Series Debentures until the date of actual payment ("Debentures Subscription Price").
6.10.Inflation Adjustment of the Debentures
6.10.1.The Unit par value or the balance of the Unit par value of the Debentures will not be adjusted by inflation.
6.11.Remuneration
6.11.1.Remuneration of the 1st Series Debentures: On the Unit value of the 1st Series Debentures or on the balance of the Unit value of the 1st Series Debentures, as applicable, will incur remuneration interest corresponding to the accumulated variation of 100% (one hundred percent) of the average daily rates of the DI - Interfinancial Deposit of one day, "over extra-group", expressed as a percentage per annum, based on two hundred and fifty-two (252) Business Days, calculated and published daily by B3 ("DI Rate"), plus an exponential spread of two point sixty percent (2.60%) per annum, based on two hundred and fifty-two (252) Business Days ("Remuneration of the 1st Series Debentures").

6.11.1.1.If one or more issuances of shares of Vitru Limited, a company incorporated under the laws of the Cayman Islands, with address at PO BOX 309, Ugland House, Grand Cayman ("Vitru Ltd.") are not made via public offering or private issuance ("Issuance of Shares"), in an amount, individually or in aggregate, equal to at least Five Hundred Million Brazilian Reais (R$500,000,000.00), until the term of 1 (one) year after the Date of Issue, that is, until May 15, 2023, inclusive, the spread (surcharge) mentioned in Clause 6.11. 1 shall be 2.90% (two hundred and ninety percent) per annum, based on 252 (two hundred and fifty-two) Business Days, as from and including the thirteenth (13th) month after the Date of Issuance, that is, to be applied as from the Capitalization Period immediately subsequent to the end of the term of one (1) year after the Date of Issue. Issuer shall notify Trustee about any Issuance of Shares within five (5) Business Days from the closing of the respective Issuance of Shares.

6.11.2.Remuneration of the 2nd Series Debentures: On the Unit par value of the 2nd Series Debentures or on the balance of the Unit par value of the 2nd Series Debentures, as applicable, will incur remuneration interest corresponding to the accumulated variation of 100% (one hundred percent) of the DI Rate, increased exponentially by spread (surcharge) of 2, 75% (two hundred and fifty five hundredths) per annum, based on 252 (two hundred and fifty two) Business Days ("Remuneration of the 2nd Series Debentures" and, when together with the Remuneration of the 1st Series Debentures, "Remuneration").
6.11.2.1.In case an Issuance of Shares of, at least, Five Hundred Million Brazilian Reais (R$500,000,000.00) by Vitru Ltd. is not made until one (1) year after the Date of Issue, that is, until May 15, 2023, inclusive, the spread (surcharge) mentioned in Clause 6.11.2 shall be 3.20% (three integers and twenty hundredths percent) per annum, based on 252 (two hundred and fifty-two) Business Days, as from and including the 13th (thirteenth) month after the Date of Issue, that is, to be applied as from the Capitalization Period immediately subsequent to the end of the term of 1 (one) year after the Date of Issue. Issuer shall notify Trustee as to whether or not the Issuance of Shares will take place on the Business Day immediately following the date of expiration of the term indicated in this clause.
6.11.3.Trustee shall notify the Debenture Holders at least five (5) Business Days prior to the commencement date of the Capitalization Period whose spread (surcharge) is increased pursuant to Clauses 6.11.1.1 and 6.11.2.1 above, as well as send notification to B3 at least three (3) Business Days prior to the incidence date of the increased spread (surcharge).
6.11.4.The Debentures' Remuneration will be calculated on an exponential and cumulative pro rata temporis basis per elapsed Business Days, levied on the Unit par value of the Debentures of the respective Series (or on the balance of the Unit par value of the Debentures of the respective Series) from and including the First Payment Date for the Debentures of the respective Series or the immediately preceding Payment Date for the Remuneration of the Debentures of the respective Series until the Payment Date for the Remuneration of the respective Series in question, the date of payment upon early maturity as a result of an Early Maturity Event (as defined below) or the date of an eventual Optional Total Early Redemption (as defined below), whichever occurs first. The

Remuneration of the 1st Series Debentures and/or the Remuneration of the 2nd Series Debentures, as the case may be, will be calculated in accordance with the following formula:

J = VNe x (Interest Factor – 1)

where:

J = the Remuneration on the 1st Series Debentures and/or the Remuneration on the 2nd Series Debentures, as the case may be, due at the end of the Capitalization Period (as defined below), calculated to eight (8) decimal digits, without rounding;

VNe = Unit par value or the balance of the Debenture's Unit par value, informed/calculated to eight (8) decimal digits, without rounding; and

Interest Factor = Interest Factor composed of the fluctuation parameter plus spread calculated to nine (9) decimal places, with rounding. Calculated as follows:

Interest Factor = (DI Factor x Spread Factor)

where:

DI Factor = product of the DI-Over Rates, using the percentage applied, from the Capitalization Period start date, inclusive, up to the calculation date, exclusive, calculated with eight (8) decimal digits, rounded off, calculated as follows:

where:

nDI = total number of DI-Over Rates, considered in the asset updating, being "nDI" a whole number;

TDIk = DI-Over Rate, expressed per day, calculated with eight (8) decimals with rounding, calculated as follows:

where:

DIk = DI-Over Rate, published by B3, valid for one (1) Business Day (overnight), used to two (2) decimal places; and

Spread Factor = fixed interest surcharge, calculated to nine (9) decimal places, rounded off, calculated as follows:

where:

Spread 1st Series = 2,6000 or 2,9000, as applicable, considering the provisions in Clause 6.11.1.1.

Spread 2nd Series = 2,7500 or 3,2000, as applicable, considering the provisions in Clause 6.11.2.1.

n = the number of Business Days between the date of the next Capitalization Period and the date of the previous Capitalization Period, where "n" is a whole number;

DT = the number of Business Days between the last and the next Capitalization Period, where "DT" is a whole number; and

DP = the number of Business Days between the last Capitalization Period and the current date, where "DP" is a whole number.

6.11.5.The product of the daily factors shall be carried out (1+TDIk), and at each accumulated daily factor, the result shall be truncated with sixteen (16) decimal digits, applying the next daily factor, and so on, until the last one considered; and
6.11.6.If the daily factors are accumulated, the resulting factor "DI Factor" shall be considered with eight (8) decimal places, rounded off.
6.11.7.The factor resulting from the expression (DI Factor x Spread Factor) is considered with nine (9) decimal places, rounded.
6.11.8.The DI Rate shall be used considering identical number of decimal places disclosed by the agency responsible for its calculation.
6.11.9.Subject to the provisions set forth in the paragraph below, if, at any time during the term of the Debentures, the DI Rate is not disclosed, the last DI Rate available up to the moment shall be applied for the calculation of the Remuneration of the respective Series, and no compensation shall be due between Issuer and the Debenture Holder upon the subsequent disclosure of the DI Rate that would be applicable.
6.11.10.In case the DI Rate is no longer disclosed for a period superior to thirty (30) days, or in case it is extinct, or there is a legal impossibility of application of the DI Rate for calculation of the Remuneration of the Debentures of the respective Series, Trustee shall, within a maximum period of up to five (5) Business Days as of the end of the aforementioned thirty (30) day period or of the extinction or inapplicability event, as the case may be, call a General Meeting of Debenture holders, in the form and within the terms set forth in Article 124 of the Brazilian Corporation Law and in this Indenture, as defined in Section 11 below, which shall have as purpose the resolution by the Debenture holders, in agreement with Issuer, of the new Remuneration parameter of the Debentures of the respective Series, parameter which shall preserve the real value and the same Remuneration levels of the respective Series.
6.11.11.If there is no agreement on the new parameter of Remuneration of the respective Series between Issuer and the Debenture holders representing, at least, seventy-five percent (75%) of the Outstanding Debentures of each Series on first call or two-thirds (2/3) on second call, or there is no quorum for resolution or no quorum for installation on second call, Issuer shall redeem all the Outstanding Debentures, within thirty (30) calendar days as of the closing date of the respective General Debenture holders' Meeting or the date on which the respective General Debenture holders' Meeting should have been held, or within such longer period as may be mutually agreed at said meeting, at the Unit par value or the balance of the Unit par value of the Debentures, as the case may be, plus the respective Remuneration on the 1st Series Debentures or Remuneration on the 2nd Series Debentures, as the case may be, due through the effective redemption date, calculated pro rata temporis, as of the First Payment Date of the 1st Series Debentures or the 2nd Series Debentures, or the Payment Date of the Remuneration on the Debentures of the respective immediately preceding series, as the case may be. The 1st Series Debentures or 2nd Series Debentures, as the case may be, redeemed pursuant to this Clause shall be cancelled by Issuer. In this alternative, for calculation of the respective Remuneration of the 1st Series Debentures or Remuneration of the 2nd Series Debentures, as the case may be, to be redeemed, for each day of the period in which there is an absence of rates, the last officially disclosed DI Rate will be used.
6.11.12.The period for capitalization of the Remuneration ("Capitalization Period") is, for the first Capitalization Period, the interval of time that begins on the First Payment Date of the 1st Series Debentures or First Payment Date of the 2nd Series Debentures, as the case may be, inclusive, and ends on the First Payment Date of the respective Remuneration of the 1st Series Debentures or Remuneration of the 2nd Series Debentures as the case may be, exclusive, and, for the other Capitalization Periods, the interval of time beginning on the immediately preceding, inclusive, Payment Date for the respective Remuneration on the 1st Series Debentures or Remuneration on the 2nd Series Debentures, as the case may be, inclusive, and ending on the subsequent, exclusive, Payment Date for the Remuneration on the 1st Series Debentures or Remuneration on the 2nd Series Debentures, as the case may be. Each Capitalization Period succeeds the previous one without solution of continuity, until the respective Maturity Date of the 1st Series Debentures or Maturity Date of the 2nd Series Debentures.
6.12.Remuneration Payment
6.12.1.Without prejudice to the payments as a result of any early maturity of the obligations under the Debentures, the Mandatory Extraordinary Amortization, the Mandatory Early Redemption, the Early Redemption Offer or the Optional Total Early Redemption, as provided for in this Indenture of Issue, the Remuneration of the respective Series will be paid semiannually, as of the Date of Issue, with the first payment due on November 15, 2022, and the other payments due always on the 15th day of May and November of each year, until the Maturity Date of the respective Series (each such date a "1st Series Debentures Remuneration Payment Date" and "2nd Series Debentures Remuneration Payment Date", respectively, and, when together, "Remuneration Payment Dates").
Installment	Payment Date of the 1st Series Debentures
1	November 15, 2022
2	May 15, 2023
3	November 15, 2023
4	Maturity Date of the 1st Series Debentures

Installment	Payment Date of the 2nd Series Debentures
1	November 15, 2022
2	May 15, 2023
3	November 15, 2023
4	May 15, 2024
5	November 15, 2024
6	May 15, 2025
7	November 15, 2025
8	May 15, 2026
9	November 15, 2026
10	Maturity Date of the 2nd Series Debentures

6.12.2.Those who are Debenture Holders at the end of the Business Day preceding each Remuneration Payment Date set forth in this Indenture of Issue shall be entitled to payments on the Debentures.
6.13.Amortization of the Par Value
6.13.1.The balance of the Unit par value of the 1st Series Debentures will be amortized in two (2) consecutive, semiannual installments, as of the end of the 18th (and including) month counted from the Date of Issue, and the 1st (first) installment will be due on November 15, 2023, and the 2nd (second) installment will be due on the Maturity Date of the 1st Series Debentures, according to the dates indicated in the 2nd column of the table below (each, a "1st Series Debentures Amortization Date") and percentages set forth in the 3rd (third) column of the table below:
Installment	Amortization Date of the 1st Series Debentures	Percentage of the balance of the Unit par value of the 1st Series Debentures to be amortized
1	November 15, 2023	50.0000%
2	Maturity Date of the 1st Series Debentures	100.0000%

6.13.2.The balance of the Unit par value of the 2nd Series Debentures will be amortized in five (5) consecutive, semiannual installments, as of the end of the thirty-sixth (36th) month (inclusive) counted from the Date of Issue, always due on the 15th day of the months of May and November, being that the first installment will be due on May 15, 2025, and the other installments will be due on each of the respective amortization dates of the 2nd Series Debentures according to the dates indicated in the 2nd column of the table below, and the last due on the Maturity Date of the 2nd Series Debentures (each, a "2nd Series Debentures Amortization Date" and, together with the Amortization Dates of the 1st Series Debentures, "Amortization Dates") and percentages set forth in the 3rd (third) column of the table below:

Installment	Amortization Date of the 2nd Series Debentures	Percentage of the balance of the Unit par value of the 2nd Series Debentures to be amortized
1	May 15, 2025	20.0000%
2	November 15, 2025	25.0000%
3	May 15, 2026	33.3333%
4	November 15, 2026	50.0000%
5	Maturity Date of the 2nd Series Debentures	100.0000%

6.14.Place of Payment
6.14.1.Payments to which Debentures are due will be made by Issuer on the respective due date using, as applicable: (a) the procedures adopted by B3 for Debentures held in custody electronically therein; and/or (b) the procedures adopted by the Bookkeeping Agent, for Debentures that are not electronically held in custody at B3.
6.15.Extension of Terms
6.15.1.Terms for the payment of any obligation will be extended until the 1st (first) subsequent Business Day if the due date coincides with a national holiday, Saturday or Sunday.
6.16.Delay Charges
6.16.1.Without prejudice to the Remuneration of the Debentures, in case of default in the payment by Issuer of any amount due to the Debenture holders, the overdue debts not paid by Issuer shall be subject to, regardless of notice, notification or judicial or extrajudicial interpellation: (i) a conventional, irreducible fine of a non-compensatory nature of two percent (2%); and (ii) default interest at the rate of one percent (1%) per month, from the date of default to the date of actual payment; both calculated on the amount due and unpaid ("Delay Charges").
6.17.Expiration of Rights to Accruals
6.17.1.Without prejudice to the provisions of Clause 6.16.1 above, the failure of the Debenture Holder to appear to receive the value corresponding to any of the monetary obligations of Issuer, on the dates set forth in this Indenture, or in a notice published by Issuer in the newspaper indicated in Clause 6.19 below, shall not entitle it to receive the Remuneration of the Debentures and/or Delay Charges in the period related to the delay in receiving, being assured, however, the rights acquired until the date of the respective maturity or payment.
6.18.Renegotiation
6.18.1.	The Debentures will not be subject to scheduled renegotiation.
6.19.Publication
6.19.1.All acts and decisions to be taken as a result of this Issue that, in any way, may involve the interests of the Debenture holders, shall be mandatorily communicated in the form of notices, in the Publication Newspaper of Issuer or other newspaper that may be designated for such purpose by Issuer, as well as on Issuer's website on the world wide web <https://www.vitru.com. br/> ("Notice to Debenture Holders"), subject to the provisions of article 289 of the Brazilian Corporation

Law and the limitations imposed by CVM Ruling 476 in relation to the advertising of the Restricted Offering and the legal deadlines, and Issuer shall notify Trustee, B3 regarding any publication on the Date of Issue, provided that, in the event Issuer changes its Publication Newspaper after the Date of Issue, it shall send notice to Trustee informing the new vehicle for disclosure of its information.
6.20.Immunity of Debenture Holders
6.20.1.In case any Debenture Holder enjoys any type of tax immunity or exemption, such Debenture Holder shall forward to the Settlement Bank and to Issuer, within at least ten (10) Business Days prior to the date scheduled for receipt of any values related to the Debentures, documentation evidencing such tax immunity or exemption, provided that, in case the Debenture Holder does not send such documentation, Issuer will make the withholdings of taxes provided for in the tax legislation in force in the income of such Debenture Holder.
6.21.Risk Classification
6.21.1.Issuer shall hire, within one hundred and eighty (180) days counted as from the Date of Issue, one among any of the following agencies: Moody's América Latina Ltda, Standard & Poor's or Fitch Ratings, which shall assign a risk classification ("rating") to the Debentures ("Rating Agency"), and shall widely disclose to the market and to the Debenture holders, pursuant to Section 6.19, the rating that may be assigned to the Debentures, and shall keep the Rating Agency hired to annually update the referred rating, throughout the remaining term of the Debentures, disclosing the result of the rating update widely to the market and to the Debenture holders, pursuant to Section 6.19. Issuer may replace the Risk Rating Agency by any of the companies indicated in this Clause, so that the new contracted risk rating agency shall be defined as "Risk Rating Agency".
7.TOTAL OPTIONAL EARLY REDEMPTION, MANDATORY EXTRAORDINARY AMORTIZATION, EARLY REDEMPTION OFFER AND OPTIONAL ACQUISITION
7.1.Total Optional Early Redemption
7.1.1.Subject to the provisions of the Clauses below, Issuer may, at its sole discretion, make the total optional early redemption of the 1st Series Debentures ("Total Optional Early Redemption of the 1st Series Debentures") and the Total Optional Early Redemption of the 2nd Series Debentures ("Total Optional Early Redemption of the 2nd Series Debentures" and, when together with the Total Optional Early Redemption of the 1st Series Debentures, "Total Optional Early Redemption of the Debentures"). The Total Optional Early Redemption of the Debentures will be addressed to all Debenture Holders of the respective Series, without distinction, ensuring equal conditions to all Debenture Holders of the respective Series in accordance with the terms and conditions set forth in the Clauses below.
7.1.2.At any time, Issuer may carry out the Total Optional Early Redemption of the 1st Series Debentures, and the amount due by Issuer will be equal to (a) the Unit par value of the 1st Series Debentures or the balance of the Unit par value of the 1st Series Debentures, as the case may be, to be redeemed, plus (b) the Remuneration of the 1st Series Debentures calculated on a pro rata temporis basis from the Yield Commencement Date, or the Remuneration Payment Date on the previous 1st Series Debentures, as the case may be, until the date of the effective Optional Total Early Redemption, levied on the Unit par value and other charges due and unpaid until the date of the Optional Total Early Redemption of the 1st Series Debentures.

7.1.2.1.It is not expected the payment of a premium on the occasion of the Total Optional Early Redemption of the 1st Series Debentures, due to the Issue of Stocks.
7.1.3.As of November 15, 2022, Issuer may, at its sole discretion, make the Full Optional Early Redemption of the 2nd Series Debentures, and the amount due by Issuer shall be equal to (a) the Unit par value of the 2nd Series Debentures or the balance of the Unit par value of the 2nd Series Debentures, as the case may be, to be redeemed, plus (b) the Remuneration of the 2nd Series Debentures, calculated pro rata temporis from the Yield Commencement Date, or the previous 2nd Series Debentures Remuneration Payment Date (inclusive), as the case may be, until the date of the effective Optional Total Early Redemption of the 2nd Series Debentures (exclusive), levied on the Unit par value and other charges due and unpaid until the date of the Optional Total Early Redemption of the 2nd Series Debentures; and (c) an apartment premium equal to the percentages established in the table below, levied on the result of the sum of the amounts set forth in items (a) and (b) of this Clause:
Period	Flat Fee of the Premium Equal due to Total Optional Early Redemption of the 2nd Series Debentures
From November 15, 2022 (including) to November 15, 2023 (excluding)	1.25%
From November 15, 2023 (including) to November 15, 2024 (excluding)	1.00%
From November 15, 2024 (including) to November 15, 2025 (excluding)	0.75%
From November 15, 2025 (including) to November 15, 2026 (excluding)	0.50%
From November 15, 2026 (including) to the Maturity Date of the 2nd Series Debentures	0.20%

7.1.3.1.If the date of performance of the Total Optional Early Redemption of the 2nd Series Debentures coincides with an Amortization Date and/or payment of Remuneration on the Debentures, the premium provided for in item (c) of Clause 7.1.3 above shall be calculated on the balance of the Unit par value after said payment.
7.1.4.The Total Optional Early Redemption of the Debentures shall only be performed by means of individual communication sent to the Debenture Holders, or publication of an announcement, pursuant to Section 6. 19 above, in both cases with a copy to Trustee, B3 and ANBIMA, ten (10) Business Days in advance of the date on which the effective Optional Total Early Redemption of the Debentures is intended to be made ("Redemption Notice"), and the said notice shall contain (a) the date of performance of the Total Optional Early Redemption of the Debentures of the respective series; (b) the mention that the amount corresponding to the payment will be the Unit par value of the Debentures or balance of the Unit par value of the Debentures, as the case may be, of the respective series, plus (i) Remuneration, calculated as provided in Clauses 5.1.2 and 5.1.3, (ii) of redemption premium, in the case of Total Optional Early Redemption of the 2nd Series Debentures; and (c) any other information necessary for the operationalization of the Total Optional Early Redemption of the Debentures of the respective series.
7.1.5.The Total Optional Early Redemption of the Debentures for the Debentures electronically held in custody at B3 will follow the event settlement procedures adopted by B3. If the Debentures are not electronically held in custody at B3, the Total Optional Early Redemption of the Debentures will be carried out through the Settlement Bank.
7.1.6.The Debentures redeemed by Issuer, as provided for in this Section, shall be mandatorily cancelled.
7.1.7.The partial optional early redemption of the Debentures of the respective series will not be admitted.
7.2.Mandatory Extraordinary Amortization
7.2.1.Subject to the provisions of Clause 7.3.1, Issuer shall perform, within thirty (30) Business Days from the closing/completion of Issuance of Shares and/or the Sale of Business Segment (as defined below), the extraordinary mandatory amortization of the 1st Series Debentures, subject to the provisions of Sections 7.2.3.1 and 7.2.3.2 below, in the event that: (i) as of the Date of Issue the Issuance of Shares is carried out by Vitru Ltd. or (ii) the sale of any asset of CESUMAR's business segment occurs ("Business Segment Sale" and "Mandatory Extraordinary Amortization", respectively). Issuer undertakes to notify Trustee in the occurrence of any of the events set forth in items (i) and (ii) of this Clause 7.2.1, within five (5) Business Days counted from the respective occurrence.
7.2.2.The Mandatory Extraordinary Amortization may only occur by means of a notice sent by Issuer to Trustee, to B3 and to each of the Debenture Holders and by means of due publication, pursuant to Section 6.19 ("Mandatory Extraordinary Amortization Notice"), at least five (5) Business Days prior to the date in which the Mandatory Extraordinary Amortization shall occur ("Mandatory Extraordinary Amortization Date").
7.2.3.The Mandatory Extraordinary Amortization Notice shall contain the terms and conditions of the Mandatory Extraordinary Amortization, including (i) the Mandatory Extraordinary Amortization Date, which shall be mandatorily a Business Day; (ii) mention of the Mandatory Extraordinary Amortization Amount (as defined below); and (iii) any other information necessary for the operationalization of the Mandatory Extraordinary Amortization.
7.2.3.1.Upon the Issuance of Shares, the 1st Series Debenture Holders shall be entitled to the payment of the Unit par value or of the balance of the Unit par value, as applicable, of the 1st Series Debentures, plus the Remuneration of the 1st Series Debentures, calculated on an exponential and cumulative pro rata temporis basis, per elapsed Business Days, levied on the portion of the Unit par value or of the balance of the Unit par value of the 1st Series Debentures as the case may be, from the First Payment Date, or the immediately preceding Date of Payment of Remuneration of the 1st Series Debentures, as the case may be, to the Mandatory Extraordinary Amortization Date, in an amount equal to seventy-five percent (75%) of the value of the Issuance of Shares ("Mandatory Extraordinary Amortization Amount of the Issuance of Shares").
7.2.3.2.Upon the Sale of Business Segment, the 1st Series Debenture Holders shall be entitled, as Mandatory Extraordinary Amortization, to the payment of the proportional amount of the Sale of Business Segment in relation to the amount paid by Issuer upon Acquisition ("Business

Segment Sale Mandatory Extraordinary Amortization Amount" and, together with the Mandatory Extraordinary Amortization Amount of the Issuance of Shares, the "Mandatory Extraordinary Amortization Amount").
7.2.4.Should the Mandatory Extraordinary Amortization occur, it shall follow: (i) the procedures adopted by B3, for the Debentures electronically held in custody at B3; and/or (ii) the procedures adopted by the Bookkeeping Agent, for the Debentures that are not electronically held in custody at B3.
7.2.5.In any event, the Mandatory Extraordinary Amortization shall cover proportionally all of the 1st Series Debentures and shall comply with the amortization limit of ninety-eight percent (98%) of the Unit Par Value of the 1st Series Debentures or the balance of the Unit Par Value of the 1st Series Debentures, as the case may be.
7.3.Total Mandatory Early Redemption
7.3.1.If the Issuance of Shares and/or the Business Segment Sale results in proceeds in excess of 98% (ninety-eight percent) of the Unit Par Value of the 1st Series Debentures or the balance of the Unit Par Value of the 1st Series Debentures, Issuer shall make the full mandatory early redemption of the 1st Series Debentures within thirty (30) Business Days from the completion of the Issuance of Shares and/or the Sale of Business Segment, upon payment of the Mandatory Early Redemption Amount (as defined below) ("Mandatory Early Redemption").
7.3.2.The Mandatory Early Redemption may only occur upon sending of notice by Issuer to Trustee, to B3 and to each of the Debenture Holders and upon due publication thereof, pursuant to Section 6.19 ("Mandatory Early Redemption Notice"), at least five (5) Business Days prior to the date on which the Mandatory Early Redemption will occur ("Mandatory Early Redemption Date").
7.3.3.The Mandatory Early Redemption Notice shall contain the terms and conditions of the Mandatory Early Redemption, including (i) the Mandatory Early Redemption Date, which shall, necessarily, be a Business Day; (ii) mention of the Mandatory Early Redemption Amount (as defined below); and (iii) any other information necessary for the operation of the Mandatory Early Redemption.
7.3.3.1.Upon the Mandatory Early Redemption, the 1st Series Debenture Holders will be entitled to the payment of the Unit par value or the balance of the Unit par value, as applicable, of the 1st Series Debentures; plus (ii) the Remuneration of the 1st Series Debentures, calculated on an exponential and cumulative pro rata temporis basis, for each Business Day elapsed, levied on the Unit par value or the balance of the Unit par value of the 1st Series Debentures, as the case may be, from the First Payment Date, or the immediately preceding Remuneration Payment Date of the 1st Series Debentures, as the case may be, to the Mandatory Early Redemption Date ("Mandatory Early Redemption Amount of the Issuance of Shares").
7.3.4.In the event a Mandatory Early Redemption occurs, it shall follow: (i) the procedures adopted by B3, for the Debentures electronically held in custody at B3; and/or (ii) the procedures adopted by the Bookkeeping Agent, for the Debentures that are not electronically held in custody at B3.
7.3.5.In any event, the performance of the Mandatory Early Redemption shall cover the totality of the 1st Series Debentures, being redeemed 100% (one hundred percent) of the Unit par value of the 1st Series Debentures or the balance of the unit par value of the 1st Series Debentures, as the case may be.

7.3.6.The Debentures redeemed by Issuer will be mandatorily cancelled.
7.4.Early Redemption Offer
7.4.1.Issuer may, at its sole discretion, as of May 15, 2024, exclusive, make an early redemption offer for all of the Debentures or all of the 1st Series Debentures and/or all of the 2nd Series Debentures, addressed to all Debenture holders or Debenture holders of the respective series, being assured to all Debenture holders equal conditions to accept the redemption of the Debentures held by them ("Early Redemption Offer"). The Early Redemption Offer will be operated as follows:
7.4.2.Issuer will conduct the Early Redemption Offer by means of individual notice sent to the Debenture holders, with copy to Trustee, or publication of an announcement, pursuant to Clause 6. 19 above ("Early Redemption Offer Notice") 30 (thirty) Business Days in advance of the date in which the early redemption is intended to be made, and in said notice shall state (a) the amount of the redemption premium, if any; (b) the form of statement, to Issuer, by the Debenture holder accepting the Early Redemption Offer; (c) the effective date for the redemption of the Debentures and payment to the Debenture holders; and (d) other information necessary for decision making and operationalization by the Debenture holders.
7.4.3.After the publication of the terms of the Early Redemption Offer, the Debenture Holders that opt for adherence to said offer will have to manifest themselves to Issuer within the period and in the manner set forth in the Notice of Early Redemption Offer, which will occur on a single date for all Debentures, noting that Issuer may only redeem early the quantity of Debentures that has been indicated by their respective holders in adherence to the Early Redemption Offer.
7.4.4.Issuer may condition the Early Redemption Offer on acceptance by a minimum percentage of debentures, to be defined by Issuer when the Early Redemption Offer is made. Such percentage shall be stipulated in the Early Redemption Offer Notice.
7.4.5.The amount to be paid to the Debenture holders will be equal to the Unit par value of the Debentures or the Unit par value Balance of the Debentures to be redeemed, plus (a) the Remuneration of the respective series, calculated pro rata temporis since the Commencement Date of the Yield, or the Remuneration Payment Date of the previous respective Series as the case may be, until the date of the effective redemption of the Debentures object of the Early Redemption Offer and other charges due and unpaid until the date of the Early Redemption Offer, and (b) if applicable, the redemption premium indicated in the Notice of Early Redemption Offer.
7.4.6.The Debentures redeemed by Issuer, as provided in this Clause, shall be mandatorily cancelled.
7.4.7.The early redemption resulting from the Early Redemption Offer for the Debentures electronically held in custody at B3 will follow the settlement procedures adopted by B3. If the Debentures are not electronically held in custody at B3, it will be done through the Bookkeeping Agent.
7.4.8.B3 and ANBIMA shall be notified by Issuer as to the early redemption resulting from the Early Redemption Offer at least 3 (three) Business Days prior to the effective date of its execution, through correspondence with Trustee's agreement.
7.5.Optional Acquisition
7.5.1.Issuer may, at any time, acquire Outstanding Debentures, subject to the provisions of article 55, paragraph 3, of the Brazilian Corporation Law, and CVM Ruling 620, of March 17, 2020, as

amended, and such fact, if so required by applicable legal and regulatory provisions, shall be included in the management report and financial statements of Issuer. The Debentures acquired by Issuer pursuant to this Section may, at Issuer's discretion, be cancelled, remain in Issuer's treasury, or be placed again in the market, subject to the restrictions imposed by CVM Ruling 476. The Debentures acquired by Issuer to remain in treasury, pursuant to this Section, if and when placed again in the market, shall be entitled to the same Remuneration applicable to the other Debentures of the same series.
8.EARLY MATURITY
8.1.The Debentures and all obligations set forth in this Indenture of Issue shall be deemed to have matured in advance, and Issuer shall immediately be required to pay the Unit par value of the Debentures or the balance of the Unit par value of the Debentures, as applicable, plus the respective Remuneration of the 1st Series Debentures and/or Remuneration of the 2nd Series Debentures, due, calculated pro rata temporis, since the Commencement Date of the Remuneration of the respective series or the Remuneration Payment Date of the immediately preceding series, until the date of their effective payment, and the Delay Charges and fines, if any, since the occurrence of the events described in Clauses 8.1.1 and 8.1.2 below, subject to the eventual cure periods and respective procedures, when applicable (each one, an "Early Maturity Event").
8.1.1.Automatic Early Maturity Events: Subject to any applicable cure periods, the occurrence of any of the events indicated in this Clause 8.1.1 shall result in the automatic early maturity of the Debentures, without any extrajudicial notice, judicial summons, prior notice to Issuer or consultation with the Debenture Holders (each, an "Automatic Early Maturity Event"):
(a)default or default, by Issuer and/or Guarantors, of any monetary obligation, principal or ancillary, related to the Debentures and/or provided for in this Indenture of Issue, in the Collateral Agreements, as applicable, and/or in the other documents of the Issue and the Restricted Offering, on the respective payment date, which is not fully cured within up to two (2) Business Days counted from the date on which the payment became due;
(b)invalidity, nullity, ineffectiveness, revocation, cancellation, termination, suspension or unenforceability of this Indenture of Issue, of the Collateral Agreements and/or of the other documents of the Issue;
(c)judicial questioning, by Issuer, Guarantors, Vitru Ltd. and/or any of their respective Affiliates, as applicable, regarding the validity, legitimacy, existence, effectiveness or enforceability of this Indenture of Issue and/or the Collateral Agreements, and/or the other documents of the Issue and the Restricted Offering of the provisions and obligations set forth in this Indenture of Issue, the Collateral Agreements and/or the other documents of the Issue and the Restricted Offering. For purposes of this Indenture of Issue, "Affiliates" means the respective parent companies, subsidiaries, affiliates, companies under common control of Issuer, Guarantors and/or Vitru Ltd;
(d)(i) a decree of bankruptcy of Issuer, any of Guarantors, Vitru Ltd. and/or their respective Affiliates; (ii) a petition for self-bankruptcy filed by Issuer, any of Guarantors, Vitru Ltd. and/or any of their respective Affiliates (iii) a petition for bankruptcy of Issuer, any of Guarantors, Vitru Ltd. and/or any of their respective Affiliates, formulated by third parties, and not complied with within the legal term; (iv) request for judicial or extrajudicial reorganization of Issuer, any of Guarantors, Vitru Ltd. and/or any of their respective Affiliates, regardless of the granting or homologation of the respective request; (v) any similar event that characterizes a state of insolvency of Issuer, any of Guarantors, Vitru Ltd. and/or any of their respective Affiliates, including agreement among creditors; or (vi) liquidation, dissolution or extinction of Issuer, any of Guarantors and/or Vitru Ltd;
(e)in the event any statement made by Issuer and/or any of Guarantors in this Indenture or in any other document of the Restricted Offering is proved or proved to be false and/or misleading;
(f)declaration of early maturity of any debt and/or monetary obligation, in Brazil or abroad, assumed in any agreements (including of financial nature, local or international), of Issuer, any of Guarantors, Vitru Ltd. and/or subsidiaries of Issuer that represent, individually, an amount equal or higher than five percent (5%) of the net equity of Issuer, calculated based on the last financial statements disclosed by Issuer ("Relevant Subsidiaries"), in unit or aggregate value equal or higher than Sixty Million Brazilian Reais (R$60,000,000.00), adjusted at the Broad National Consumer Price Index ("IPCA"), or its equivalent in other currencies, arising from loans or fund raising made by Issuer, by any of Guarantors, by Vitru Ltd. and/or by any of their respective Relevant Subsidiaries in the financial or capital markets in Brazil or abroad;
(g)assignment, promise of assignment or any form of transfer or promise of transfer to third parties, in whole or in part, by Issuer and/or any of Guarantors, of their respective rights and their respective obligations assumed in this Indenture and/or in the Collateral Agreements;
(h)non-compliance, by Issuer, with any judicial or administrative decision, or arbitration award against Issuer, against any of Guarantors, against Vitru Ltd. and/or against any of their respective Relevant Subsidiaries, in an amount, individually or in aggregate, equal or superior to Sixty Million Brazilian Reais (R$60,000,000.00), adjusted at the IPCA, or its equivalent in other currencies;
(i)use of the net funds resulting from the Issue of Debentures in disagreement with the provisions of this Indenture;
(j)the transformation of Issuer into a limited liability company or into any other corporate type;
(k)contracting, by Issuer, of any new debt and/or monetary obligation, resulting from loans or fund raising, in the financial or capital markets in Brazil or abroad, in an amount higher than Sixty Million Brazilian Reais (R$60,000,000.00), adjusted at the IPCA, which has preference in the order of payment to the Debentures in competition among creditors (i.e, senior debt), except for debt with guarantees of any kind, provided that the respective guarantees are shared pari passu with the Debenture holders, it provided that, in the case of financings whose funds are specifically intended for the acquisition of other companies and that have a collateral guarantee on the totality of the shares/quotas issued by said companies to be acquired by Issuer, such guarantee will not be shared pari passu with the

Debenture holders, and may benefit solely and exclusively the entity(ies) financing the acquisition in question
(l)reduction of Issuer's net assets, of any of Guarantors and/or of their respective Relevant Subsidiaries, without the prior and express approval of the Debenture holders, except when the purpose is the absorption of losses;
(m)spin-off, merger, incorporation (including of shares) or any other form of corporate reorganization of Issuer, except in the case exclusively of the incorporation of Issuer that (i) exclusively involves companies of its economic group; (ii) does not result in non-compliance with the provisions of item (o) of this Clause 8.1.1 and in item (aa) of Clause 8.1.2; and (iii) does not cause a Material Adverse Effect;
(n)spin-off, merger, incorporation (including of shares) or any form of corporate reorganization, in which Issuer and/or any of Guarantors and/or CESUMAR, as the case may be, is, exclusively, the incorporator of another company, of the spun-off assets of another company or of the shares of another company, except if such operation (i) exclusively involves companies of their respective economic groups; (ii) does not result in non-compliance with the provisions of item (o) of this Clause 8.1.1 and in items (e) and (aa) of Clause 8.1.2; and (iii) provided that it does not cause a Material Adverse Effect; or
(o)corporate reorganizations that imply a change in Issuer's and/or Guarantors' current control situation, except those in which there is an acquisition of control by any or some of the current majority shareholders of Vitru Ltd, directly or indirectly (i.e., private equity funds managed by Vinci Partners, Carlyle/SPX and/or Neuberger Bermann), or with the prior consent of the Debenture holders at a General Meeting convened for this purpose; it being understood that the Issuance of Shares or other mechanisms for the sale of equity interest is permitted without restrictions on the exit of current shareholders.
8.1.2.Non-Automatic Early Maturity Events: Upon the occurrence of any of the events set forth in this Clause 8.1.2, if not cured within the applicable cure period, the provisions of Clause 8.3 and following of this Indenture of Issue (each, a "Non-Automatic Early Maturity Event") shall apply:
(a)default, by Issuer and/or by any of Guarantors, of any non-monetary obligation set forth in this Indenture of Issue or in the Collateral Agreements, not cured within ten (10) Business Days from the date of the respective default, and the term set forth in this item shall not apply to the obligations for which a specific cure term has been stipulated;
(b)default of any debt and/or monetary obligation of Issuer, any of Guarantors, Vitru Ltd. and/or any of their respective Relevant Subsidiaries (even if in the capacity of guarantor), in an amount, individually or in aggregate, equal to or higher than Sixty Million Brazilian Reais (R$ 60,000,000.00), adjusted at the IPCA, or its equivalent in other currencies, arising from loans or fund raising made by Issuer, any of Guarantors, Vitru Ltd. and/or any of their respective Relevant Subsidiaries;
(c)should any representation or warranty made by Issuer and/or any of Guarantors in this Indenture or in any other document of the Restricted Offering prove or prove to be incorrect, incomplete, inconsistent and/or insufficient;
(d)payment in immediately available funds of the Purchase Price in an amount higher than Two Billion, Two Hundred and Ten Million Brazilian Reais (R$ 2,210,000,000.00);

(e)assignment, sale, disposal and/or any form of transfer, by Issuer, any of Guarantors and/or any of their respective Relevant Subsidiaries, by any means, for free or against payment, of assets owned by Issuer that may cause a Material Adverse Effect;
(f)non-compliance by Issuer with its obligations under the SPA, subject to the terms, conditions and deadlines set forth in the SPA, including all closing acts necessary to complete the Acquisition;
(g)creation, by judicial measure, of any liens or encumbrances on the assets subject of the Guarantees, provided that they are not cured within twenty (20) days from the effective constitution of such liens or encumbrances or within the timeframe set by the competent authority, whichever is shorter;
(h)creation of personal guarantees, sureties or any Encumbrance (as defined below) on the assets of Issuer, of any of Guarantors and/or of any of their respective Relevant Subsidiaries, in an amount higher than Sixty Million Brazilian Reais (R$ 60,000,000.00), adjusted at the IPCA, except for the creation of any personal guarantees resulting from obligations set forth in the SPA and other documents of the Acquisition, referring to the execution of the lease agreement provided for in the SPA. For purposes of this Indenture, "Liens" means mortgage, pledge, fiduciary assignment, beneficial ownership, trust, sales promise, purchase option, preemptive right, charge, lien or encumbrance, attachment, sequestration or seizure, judicial or extrajudicial, voluntary or involuntary, or other act that has the practical effect similar to any of the above expressions) on assets of Issuer, any of Guarantors and/or any of their respective Relevant Subsidiaries;
(i)failure to create the Collaterals and/or the Corporate Guarantee of CESUMAR, in the terms, formalities and deadlines set forth in Clauses 2.3, 5.6.1.15 and 5.6.2 above;
(j)If the Collaterals become insufficient, ineffective, unenforceable, invalid, and/or in case any events occur that demonstrably affect in a relevant manner the Collaterals provided, except in the cases of reinforcement or replacement of the respective guarantee, according to the terms and procedures described in the Collaterals Contracts;
(k)if the Corporate Guarantee becomes insufficient, ineffective, unenforceable, invalid, and/or if any events occur that demonstrably materially affect the Corporate Guarantee provided;
(l)with respect to any of the assets subject matter of the Collaterals and/or any of the rights thereto, under the Collateral Agreements, as applicable, termination, withdrawal, amendment or any form of alteration, disposal, sale, assignment, transfer, exchange, contribution to the capital, lending, borrowing, leasing, rental, lease, payment in kind, endorsement, discount or any other form of transfer or disposition, including by way of reduction of capital, or creation of any Encumbrance (as defined above, except for the creation of the Collaterals), or permitting any of the foregoing acts to be performed, in any of the cases in this subsection, for free or charge, in whole or in part, directly or indirectly, pursuant to the terms and procedures described in the Collaterals Agreements;
(m)in the event Issuer is in default with any of the Guaranteed Obligations and/or is not complying with the Financial Ratios, the distribution of funds from the net income of each period by Issuer in the form of dividends, interest on equity, profit sharing, cash bonuses and other remunerations, the amount of which, individually or in aggregate, exceeds the mandatory minimum in accordance with the Brazilian Corporation Law each period;

(n)alteration of the principal activities of the corporate purpose of Issuer and/or of any of Guarantors without the prior consent of the Debenture holders, as provided for in its By-laws or articles of association, as the case may be, in effect on the Date of Issue, except in the event of the addition of activities that are related or congeneric to the principal activities;
(o)redemption, repurchase, amortization or bonus of shares issued by Issuer, pursuant to Article 45 of the Brazilian Corporation Law, and/or shares of any of Guarantors, as applicable, unless the beneficiary is Issuer;
(p)execution, by Issuer, as a creditor, of loans with any third parties, except (i) up to the limit of Sixty Million Brazilian Reais (R$ 60,000,000.00), with a company whose capital is fully owned by Issuer, directly or indirectly; or (ii) with a direct or indirect subsidiary of Issuer, provided that (1) concomitantly with the loan made by the other shareholders of such direct or indirect subsidiary of Issuer; and (2) that the representative percentage of the loan made by Issuer corresponds to its interest in the capital stock, directly or indirectly, of the subsidiary in question or limited to Sixty Million Brazilian Reais (R$ 60,000,000.00), whichever is less;
(q)protest of titles for whose payment Issuer and/or any of Guarantors is liable in an amount, individually or in aggregate, equal to or higher than Sixty Million Brazilian Reais (R$ 60,000,000.00), adjusted at the IPCA, or its equivalent in other currencies, unless Issuer and/or the Guarantor, as applicable, validly prove to Trustee that (a) the respective protest has been cancelled, (b) they have been provided by Issuer and/or the Guarantor, and accepted by the Judiciary, (c) the relevant protest was requested due to error or bad faith of the representative, or (d) it is taking reasonable measures to suspend the effects of such protest and such measures succeed in suspending the effects of such protest within twenty (20) days after the date of the relevant protest;
(r)the occurrence of any act or measure of any governmental authority with the purpose of seizing, controlling, nationalizing, expropriating or otherwise acquiring, compulsorily, all or a substantial part of the assets, goods, properties and/or the shares of Issuer's capital stock and/or of any of Guarantors and/or the Collaterals in an amount higher than Sixty Million Brazilian Reais (R$ 60,000,000.00), adjusted at the IPCA, or that causes a Material Adverse Effect;
(s)administrative or judicial conviction of Issuer, any of Guarantors and/or any of their respective Affiliates due to non-compliance with the Social and Environmental Legislation, including in relation to the practice of acts that result in violation of the legislation that deals with the combat of race or gender discrimination, child labor or slave labor or crime against the environment;
(t)inclusion of Issuer, any of Guarantors and/or their respective Affiliates in any kind of official list issued by a Brazilian governmental agency of companies that fail to comply with the Social and Environmental Reputational Legislation (as defined below);
(u)inclusion of Issuer, any of Guarantors and/or their respective Affiliates in any kind of official list issued by the Brazilian government agency of companies that fail to comply with rules of a social and environmental nature, unless, not dealing with issues related to Social and Environmental Reputational Legislation, the respective inclusion is cancelled within 10 (ten) Business Days;

(v)non-obtaining, renewal, cancellation, revocation or suspension of authorizations, licenses and grants, including environmental ones, required for Issuer, Guarantors and their respective controlled companies, to operate, and that cause a Material Adverse Effect, provided they are being contested in good faith before the competent authority since obtained effect;
(w)existence of violation by the Company, any of Guarantors, Vitru Ltd. and/or any of their respective Affiliates, of any provision of any law or regulation to which it is subject, of the practice of corruption or bribery acts, including the Anti-Corruption and Anti-Money Laundering Legislation (as defined below);
(x)inclusion of Issuer, any of Guarantors and/or their respective controlled companies in the National Registry of Companies Not in Good Standing and Suspended - CEIS, in the National Registry of Punished Companies - CNEP and/or in the Registry of Impeded Private and Non-Profit Entities - CEPIM or other similar registries in the state and/or municipal spheres;
(y)occurrence of any act or measure of any governmental authority (i) aiming at liquidating, dissolving or extinguishing Issuer and/or Guarantors, which is not being contested in good faith by Issuer and/or Guarantors, as applicable, in the judicial or administrative sphere and whose respective effects are not suspended; or (ii) that affects the legality, validity and/or effectiveness of the Acquisition; or (iii) that prevents the continued operation of the business of Issuer and/or Guarantors or causes a Material Adverse Effect (as defined below). For purposes of this Indenture, "Material Adverse Effect" means the occurrence of any adverse change in (i) the financial, economic, operating or regulatory conditions of Issuer and/or Guarantors that causes a material adverse effect on the ability of Issuer and/or Guarantors to perform their obligations under this Indenture, the Collateral Agreements and the other documents of Issue and the Restricted Offering, as applicable, and/or (ii) the reputational conditions of Issuer and/or Guarantors.
(z)failure to obtain, within one hundred and eighty (180) days from the Date of Issue, the Issue rating, to be prepared by Moody's, Standard & Poor's and/or Fitch Ratings, pursuant to Clause 6.21.1 above;
(aa)non-compliance, by Issuer, with any of the financial indexes below ("Financial Indexes") to be determined as indicated below based on the annual consolidated financial statements of Issuer, accompanied by Trustee until the Maturity Date and/or full payment of the amounts due by virtue of the Debentures, whichever occurs first, to be calculated based on the consolidated financial information of Issuer, duly audited or reviewed in accordance with the applicable accounting standards, by the independent auditors hired by Issuer:

Net Financial Debt/Adjusted EBITDA

(i)Four point five times (4.5x), to be verified based on Issuer's audited consolidated quarterly financial statements, and the calculation shall be based on the quarter ended June 30, 2023;

(ii)Four times (4.0x), to be verified on the basis of Issuer's audited consolidated financial statements, and the calculation based on the fiscal year ending December 31, 2023; and
(iii)Three point five times (3.5x), to be verified on the basis of Issuer's audited consolidated quarterly financial statements, with the calculation being based on the quarter ended June 30, 2024; and
(iv)Three times (3.0x), to be verified based on Issuer's audited consolidated financial statements, as from fiscal year ending December 31, 2024, onwards.

Adjusted EBITDA*/Net Financial Result

(i)One point five times (1.5x) to be verified based on Issuer's consolidated and revised or audited financial statements, as applicable, being the calculation based on (a) the quarter ended June 30, 2023, (b) the fiscal year ended December 31, 2023, and (c) the quarter ended June 30, 2024; and
(ii)Two times (2.0x), to be verified based on Issuer's audited consolidated financial statements, being the calculation based on the fiscal year ended December 31, 2024 and the subsequent years until the maturity of the Debentures.

For the purpose of this item,

"Financial Debt" means, based on Issuer's consolidated and audited or reviewed financial statements, as the case may be, any amount due, in Brazil or abroad, as a result of (i) loans, financing or other financial debts, including leasing (except rental of properties), financial leasing, fixed income securities, debentures, bills of exchange, promissory notes or similar instruments; (ii) acquisitions payable; (iii) net balance of asset and liability transactions with derivatives (such balance to be net of what is already classified in current and non-current liabilities); (iv) letters of credit, sureties, co-obligations and other guarantees provided on behalf of companies not consolidated in the respective financial statements and (v) obligations arising from redemption of equity securities and payment of dividends or profits declared and not paid, if applicable, it provided that Financial Debt will not consider liabilities relating to commercial leases (rental of properties);

"Net Financial Debt" means based on Issuer's audited or reviewed consolidated financial statements, as the case may be, its Financial Debt less the sum of cash, short-term investments and marketable securities, free and clear of any Encumbrances;

"Adjusted EBITDA" means, based on the audited or reviewed consolidated financial statements, as the case may be, of Issuer for the immediately preceding twelve (12) months, the net income for the period, plus taxes (current and deferred) on income, net financial expenses, financial income, depreciation, amortization and depletion (including impairment charges), interest on tuition fees paid in arrears, share-based compensation plan expenses, Other income (expenses), net, and M&A, pre-offering expenses and restructuring expenses, all calculated in accordance with the definitions of the most recent Form 20-F of Vitru Ltd. and in line with IFRS standards, it being understood that, in addition, Adjusted EBITDA shall consider expenses with rent paid;

"Net Financial Result" means Financial Revenues less (-) Financial Expenses;

"Financial Income" means the sum of interest on financial investments, interest on loans and borrowings assets, monetary and foreign exchange assets, and hedge/derivative related income; and

"Financial Expenses" means the sum of interest on financial debts, loans, securities, discount on assignment of credit rights, structuring costs of banking or capital market operations, monetary and exchange rate passive variations, expenses related to hedge/derivatives, interest or fines for delay and/or non-payment of obligations, excluding interest on equity.

8.2.The occurrence of any of the Early Maturity Events described in Clause 8.1.1 above will cause the automatic early maturity of the obligations under the Debentures, with the consequent consideration, by Trustee, of the early maturity of all obligations under the Debentures and demand of the payment of whatever is due, regardless of the calling of a General Meeting of Debenture Holders or the need to send any form of communication or notification to Issuer and/or Guarantors.
8.3.Upon the occurrence of any of the Early Maturity Events described in Section 8.1.2 above, Trustee shall call, within one (1) Business Day counted from the date it becomes aware of the event, a General Meeting of Debenture holders to resolve on the eventual non-declaration of early maturity of the obligations resulting from the Debentures.
8.3.1.In the General Meeting of Debenture holders mentioned in Clause 8.3, which shall be installed in accordance with the procedures and quorum set forth in Section 11 hereof, the Debenture holders may choose not to declare early maturity of the obligations resulting from the Debentures, by resolution of Debenture holders representing, at least, seventy-five percent (75%) of the Outstanding Debentures, in which case Trustee shall consider the non-early maturity of the obligations resulting from the Debentures.
8.3.2.In the event the non-automatic early maturity of the Debentures is not approved in accordance with the quorum set forth in Clause 8.3.1 above, Trustee shall consider the early maturity of the obligations under the Debentures.
8.3.3.In the event a quorum for installation, on second call, of the General Meeting of Debenture Holders referred to in Clause 8.3 above is not obtained, Trustee shall consider the early maturity of the obligations under the Debentures.
8.3.4.In case of early maturity of the obligations under the Debentures, Trustee shall send, within one (1) Business Day, a communication with notice of receipt to Issuer ("Early Maturity Notice"), with copy to the Settlement Bank, informing such event, so that Issuer within up to three (3) Business Days as of the reception date of the Early Maturity Notice, make the payment of the value corresponding to the Unit par value of the Debentures, added of the Remuneration due until the date of the effective payment, also added of Delay Charges, if applicable, pursuant to this Indenture.
8.3.5.Once the Debentures mature in advance, pursuant to this Section 8, Trustee shall also communicate to B3, informing the early maturity, whose procedures, in relation to the Debentures electronically held in custody at B3, shall follow the described in the B3 Operations Manual.

9.ADDITIONAL OBLIGATIONS OF ISSUER AND GUARANTORS
9.1.Subject to the other obligations set forth in this Indenture and the Collateral Agreements, until the outstanding balance of the Debentures is fully paid, Issuer and Guarantors, as applicable, further undertake to:
(i)In the case of Issuer, provide to Trustee:
(a)within three (03) Business Days within, at most, ninety (90) days after the end of each fiscal year, or on the date of its disclosure, whichever occurs first: (i) a copy of its audited consolidated financial statements for the fiscal year then ended, prepared in accordance with accounting principles generally accepted in Brazil, accompanied by the management report and the opinion of the independent auditors, as well as a copy of any communication made by the independent auditors, or to the members of its management, and their respective responses, regarding such financial statements, the accounting system, management or accounts of Issuer or Guarantors, as the case may be; (ii) declaration signed by the legal representative(s) of Issuer, in the form of its By-laws certifying (1) that the provisions contained in this Indenture remain valid; (2) the non-occurrence of any of the events of early maturity set forth in Clause 8 and the non-existence of non-compliance with its obligations before the Debenture holders; and (iii) calculation memory for determination of the Financial Index, under the Clause 8.1.2(aa), containing all the necessary items that demonstrate the compliance with the Financial Indexes, which will be duly evidenced in the explanatory notes of the financial statements audited by the independent auditors hired by Issuer, under penalty of impossibility of follow-up of the referred Financial Indexes by Trustee, which may request to Issuer and/or to the independent auditors of Issuer all eventual additional clarifications that may be necessary;
(b)within three (03) Business Days within, at most, 45 (forty-five) days counted from the closing of each quarter of the fiscal year, its quarterly financial information;
(c)within three (03) Business Days within, at most, in up to 90 (ninety) days after the end of each fiscal year, its annual budget;
(d)the Notices to Debenture holders, relevant facts and minutes of meetings that somehow involve Debenture holders' interests within up to five (5) Business Days from the date they are held;
(e)within ten (10) Business Days counted from the reception of the request, or in lesser term, if so determined by competent authority, any relevant information regarding the Debentures that may be requested to it, in writing, by Trustee, in order that it may comply with its obligations under this Indenture and the CVM Resolution No. 17, of February 9, 2021 ("CVM Resolution 17");
(f)copy of any correspondence or judicial or extrajudicial notification received that may cause an Event of Early Maturity to this Indenture, within five (5) Business Days after its reception
(g)within two (2) Business Days, information about the non-compliance with any clause, terms or conditions of this Indenture, or occurrence of an Event of Early maturity; and

(h)to forward to Trustee an electronic copy (PDF) with the due digital stamp of the JUCESC of the acts and meetings of the Debenture holders that integrate the Issue;
(ii)prepare year-end financial statements and, if applicable, consolidated statements, in accordance with Law 6,404, of December 15, 1976, and the rules issued by CVM
(iii)submit its financial statements to audit, by an auditor registered at CVM;
(iv)disclose, until the day before the beginning of negotiations, the financial statements, accompanied by explanatory notes and the independent auditors' report, related to the 3 (three) last closed fiscal years, except when Issuer does not have them because it has not started its activities prior to the referred period;
(v)disclose the subsequent financial statements, accompanied by explanatory notes and independent auditors' report, within three (3) months as of the closing of the fiscal year;
(vi)fulfill the provisions of CVM Resolution No. 44, dated August 23, 2021 ("CVM Resolution 44"), with regard to the duty of confidentiality and prohibitions against trading
(vii)disclose the occurrence of material fact, as defined by art. 2 of CVM Resolution 44
(viii)provide the information requested by CVM;
(ix)disclose in its page in the world wide web the annual report and other communications sent by Trustee in the following Business Day counted from the date of its receipt;
(x)fulfill the provisions of the specific regulation edited by CVM, in the event a meeting of Debenture Holders is called, to be held in a partial or exclusively digital manner;
(xi)send to Trustee all the corporate acts, financial data and the organization chart of its corporate group, which shall contain, including, Affiliates and the companies integrating its control block in the closing of each fiscal year, all the information that may be requested by Trustee for the accomplishment of the report mentioned in line (l) of Clause 10.5.1 below, within up to 05 (five) Business Days counted from the date that they were requested;
(xii)obtain, within 180 (one hundred and eighty) days counted from the Date of Issue, the registration as issuer of securities in category B, pursuant to CVM Resolution No. 80, dated March 29, 2022 ("CVM Resolution 80")
(xiii)the proof of compliance with its monetary obligations before the Debenture holders within up to five (5) Business Days counted from the date of Trustee's respective request;
(xiv)inform Trustee, within up to two (2) Business Days counted from the date of its occurrence or from the respective receipt of communication of non-compliance with any obligation of Issuer and/or of Guarantors in contracts to which they are parties and that cause or may cause a Material Adverse Effect;

(xv)inform Trustee, within 2 (two) Business Days from the date of its occurrence, about any change in its financial, economic, commercial, operational, regulatory, reputational or corporate conditions or in its business, as well as any events or situations, including legal actions or administrative proceedings, that: (a) may cause a Material Adverse Effect; or (b) cause its financial statements or its quarterly financial information to no longer reflect its actual financial condition;
(xvi)inform Trustee, within 2 (two) Business Days, about judicial, arbitration or administrative proceedings in which Issuer and/or Guarantors are parties or that involve the discussion of contracts to which Issuer and/or Guarantors are a party or that cause or may cause a Material Adverse Effect;
(xvii)inform Trustee, within up to two (2) Business Days, about any tax, environmental, regulatory, labor, occupational health and safety or antitrust notifications, among others, issued by governmental agencies in relation to Issuer and Guarantors, as applicable, which cause or may cause a Material Adverse Effect;
(xviii)inform Trustee, within 2 (two) Business Days, of any matters involving labor disputes or claims that cause or may cause a Material Adverse Effect;
(xix)inform Trustee, within up to two (2) Business Days from the date of the occurrence of (a) non-compliance with the Social and Environmental Legislation (as defined below); (b) environmental damage that may cause a Material Adverse Effect; (c) commencement and/or existence and/or decision handed down in administrative or judicial proceedings of a social and environmental nature; or (d) any situation that causes or may cause a Material Adverse Effect, indicating, as applicable, the measures that should be adopted;
(xx)inform Trustee, within 2 (two) Business Days from the date of commencement of any action by any governmental authority to revoke, terminate, suspend, withdraw, adversely modify or withhold any license or approval required that causes or may cause a Material Adverse Effect;
(xxi)comply with all determinations issued by CVM, with the submission of documents, providing, furthermore, the information that may be requested by CVM;
(xxii)not disclose to the public information regarding the Company, the Restricted Offering or the Debentures, in disagreement with the provisions of the applicable regulations, including, but not limited to, the provisions of CVM Ruling 476 and article 48 of CVM Ruling 400;
(xxiii)refrain from trading securities issued by it until the closing of the Restricted Offering, pursuant to article 12 of CVM Ruling 476, except in the events set forth in item II of article 48 of CVM Ruling 400;
(xxiv)not to perform operations outside its corporate object and not to practice any act in disagreement with its By-laws and/or with this Indenture
(xxv)obtain, observe the terms of, perform all necessary acts, and keep in full force all authorizations, approvals, permits, licenses, including environmental ones, issued or issued by the competent agencies, and consents required under the terms of the Brazilian legislation and regulations for the regular exercise of the activities developed by Issuer and by Guarantors and/or necessary to its operations, whose non-renewal, non-obtaining, cancellation, revocation, suspension or extinction, does not prevent or may prevent the continuity of its operations, except if (i) are being contested in good faith and provided that a precedent condition is obtained, or (ii) are in a timely process of renewal, and (iii) provided that it does not cause or may cause a Material Adverse Effect;
(xxvi)comply with all obligations assumed under this Indenture, including, without limitation, the obligation to apply the net funds obtained through the Issue of Debentures strictly as described in Clause 4 above;
(xxvii)comply and cause its Affiliates to comply with all laws, regulations, administrative rules and determinations of governmental agencies, municipalities or courts, as applicable, in any jurisdiction in which Issuer and Guarantors conduct business or hold assets, except in cases in which Issuer and/or Guarantors and/or the Affiliates, as the case may be, are contesting in good faith the respective non-compliance, provided that the respective precedent condition is obtained and all measures are being taken for the fulfillment of the obligations in a diligent manner or whose non-compliance does not result in a Material Adverse Effect (except for compliance with laws, regulations and other environmental rules (including, but not limited to Law no. No. 6938, of August 31, 1981, as amended ("National Environmental Policy"), the Resolutions of CONAMA - National Environmental Council, and the other environmental and labor laws and regulations, relating to occupational health and safety, in force and/or legislation in force pertinent to Anti-Corruption and Anti-Washing, for which Issuer and Guarantors undertake to comply with them in full, without any reservations and/or qualifiers);
(xxviii)comply by itself and its respective Affiliates and their respective administrators, partners with management powers, employees, agents, representatives, subcontractors or third parties, acting on its behalf and in benefit of Issuer and/or Guarantors, as applicable, with the legislation in force regarding environmental crimes, slave-like labor, child labor race and gender discrimination, and encouragement of prostitution ("Social and Environmental Reputational Legislation"), as well as the labor laws in force regarding occupational health and safety, the inexistence of child labor (except by hiring apprentices, under the terms of the applicable legislation) or analogous to slavery, the employment of foresters, and non-encouragement of prostitution;
(xxix)comply by itself and its Affiliates, with the other environmental and labor and social security laws in force, as applicable, not mentioned in items (xxvii) and (xxviii) above, including the National Environmental Policy, the resolutions of the National Environmental Council - CONAMA (together with the legislation mentioned in item (xxvii) above, the "Socio-Environmental Legislation"), maintaining, furthermore, all legally required environmental licenses valid, exempted, with protocol with the public authorities, observing the terms foreseen in article 18, §4º, of the Resolution of the National Council of Environment - CONAMA nº 237 of December 19, 1997 and/or the deadlines set by the environmental agencies of the jurisdictions in which Issuer, Guarantors and/or their respective controlling companies, subsidiaries, affiliates or companies under common control, as applicable, as well as adopting the preventive or reparatory measures and actions destined to avoid and correct eventual damages to the environment and its workers, as well as proceeding with all the diligence required for its economic activities, preserving the environment and complying with the determinations of the Federal, State and Municipal Agencies that secondarily may legislate or regulate the environmental rules in effect, as applicable;
(xxx)take all necessary measures to:

(a) preserve all of its rights, title, licenses (including environmental licenses), permits and assets necessary to conduct its business, within its respective corporate purpose and customary business practices, except in cases where Issuer and/or Guarantors are contesting in good faith the non-preservation of such rights, title, licenses, permits and assets and the effects of such non-preservation are suspended or the preservation of such rights, title, licenses, permits and assets does not cause or is not likely to cause a Material Adverse Effect;

(b) pay or otherwise discharge, when due, subject to applicable grace periods, all of its obligations, including, but not limited to, tax, labor and commercial obligations; except that Issuer and/or Guarantors, as the case may be, are contesting in good faith the respective default and the effects of the respective default are suspended or the failure to pay does not result in a Material Adverse Effect; and

(c) keep the assets necessary for the conduct of its main activities adequately insured, in accordance with the practices adopted by Issuer and with market practices, it provided that Trustee will not carry out any type of monitoring and control over such insurance(s);

(xxxi)take all necessary measures to preserve its properties and assets, except to the extent that it causes or may cause a Material Adverse Effect;
(xxxii)always keep valid, effective, in perfect order and in full force all the authorizations required for the execution of this Indenture, of the Collateral Agreements and of the other documents of the Restricted Offering and for the compliance with all the obligations set forth herein and therein;
(xxxiii)not to perform operations in disagreement with its corporate purpose, observing the statutory, legal and regulatory provisions in force;
(xxxiv)to hire and keep hired, at their expenses, during all the term of validity of the Debentures, the service providers inherent to the obligations set forth in this Indenture, including: (a) Trustee; (b) the Settling Bank and the Bookkeeping Agent; (c) the B3, and keep the Debentures registered for trading at B3, during the term of validity of the Debentures, bearing the costs of such registration;
(xxxv)timely pay for the services related to the Debentures' registration at B3;
(xxxvi)keep in compliance with the obligations related to taxes, tributes, fees, contributions of any nature, charges or withholdings, present or future, as well as any interest, fines or other tax liabilities, and other governmental obligations whose lack of payment does not result in a Material Adverse Effect, or that are being contested in good faith, provided that a precedent condition is obtained;

(xxxvii)provide Trustee, the CVM, ANBIMA and/or the B3 with any information requested respectively by each one, within the period indicated in the respective request;
(xxxviii)attend the General Meeting of Debenture holders in order to provide the information requested
(xxxix)not assign, transfer or in any way dispose of any of its obligations related to the Debentures, without the prior and express approval of the Debenture holders;
(xl)keep in force the structure of contracts and other existing agreements necessary to enable the operation and functioning of its activities or that are relevant in such a way that the non-maintenance of such contracts and agreements makes it impossible for Issuer and/or Guarantors, as the case may be, to comply with the obligations arising from the Debentures;
(xli)maintain the obligations assumed in this Indenture as legally valid and binding obligations of Issuer and/or Guarantors, as the case may be, enforceable in accordance with its terms and conditions;
(xlii)comply by itself, its respective Affiliates and their respective directors, partners with management powers, employees, agents, representatives, subcontractors or third parties, acting on its behalf and for the benefit of Issuer and/or Guarantors, any law or regulation against the practice of corruption, crimes against the economic or tax order, bribery, "laundering" or concealment of assets, rights and values, or against the national financial system, the capital market or the national or foreign public administration, including, without limitation, illegal acts that may lead to administrative, civil or criminal liability, as applicable, under the terms, including, Laws No. 6,385, of December 7, 1976, No. 7,492, of June 16, 1986, No. 8,137, of December 27, 1990, No. 8,429, of June 2, 1992, No. 8,666, of June 21, 1993 (or other rules for public tenders and contracts), No. 9,613, of March 3, 1998, No. 12,529, of November 30, 2011, No. 12,846, of August 1, 2013, Decree No. 8,420, of March 18, 2015, Decree-Law No. 2,848/40, Decree No. 5,687, of January 31, 2006 enacting the United Nations Convention against Corruption, adopted by the United Nations General Assembly on October 31, 2003, U. S. Foreign Corrupt Practices Act of 1977, and the UK Bribery Act, the ordinances and normative instructions issued by the Comptroller General pursuant to the aforementioned law and ordinance, as well as all laws, decrees, regulations and other normative acts issued by a governmental authority with jurisdiction over Issuer and/or Guarantors in question related to this matter (together, the "Anti-Corruption and Anti-Money Laundering Laws"), and Issuer and Guarantors, as applicable to each of them, shall (a) maintain internal procedures that aim to disclose and ensure full compliance with the Anti-Corruption and Anti-Money Laundering Laws; (b) endeavor its best efforts to make its internal policies on Anti-Corruption and Anti-Wash Laws known to its Affiliates or any subcontractors and to all of its professionals prior to such hiring (c) to refrain from practicing any corruption and bribery acts, national and foreign, in its interest or for its benefit, exclusive or not; and (d) in case it has knowledge of any act or fact related to the mentioned rules, to communicate the Trustee within two (2) Business Days counted from the knowledge of such act or fact;
(xliii)allocate the net proceeds of the Restricted Offering strictly under the Section 4 above, as well as ensure that they are not employed by Issuer and/or its respective directors, partners with management powers, employees, agents, representatives, subcontractors or third parties, acting on its behalf and for the benefit of Issuer, (i) for the payment of illegal contributions, gifts or entertainment activities or any other illegal expense related to political activity; (ii) for the illegal payment, directly or indirectly, to public employees or officials, political parties, politicians or political candidates (including their family members), whether domestic or foreign; (iii) in any action designed to facilitate an illegal offer, payment or promise to pay, as well as to have approved or approved the payment, giving of money, property, gift or any other thing of value, directly or indirectly, to any "government official" (including any officer or employee of a government or of an entity owned or controlled by a government or public international organization or any person acting in the capacity of government official or political party candidate) in order to influence any political action or to obtain an improper advantage in violation of applicable law; (iv) in any acts to obtain or retain any improper business, transaction or business advantage; (v) in any payment or taking any action that violates any of the Anti-Corruption and Anti-Abuse Laws; or (vi) in an act of corruption, payment of a bribe or any other illegal amount, as well as influenced the payment of any improper amount;
(xliv)exclusively with respect to Issuer, without prejudice to the other obligations provided for herein or to other obligations expressly provided for in the regulations in force and in this Indenture, pursuant to article 17 of CVM Ruling 476:
(a)prepare year-end financial statements and, if applicable, consolidated statements, in accordance with Brazilian Corporation Law and the rules issued by the CVM;
(b)submit its financial statements to audit by an auditor registered at CVM;
(c)disclose, until the day before the Debentures are traded, the financial statements, accompanied by explanatory notes and the independent auditors' report, related to the three (3) last closed fiscal years, (i) in its page in the world wide web, keeping them available for the period of three (3) years; and (ii) in a system made available by B3;
(d)disclose the subsequent financial statements, accompanied by explanatory notes and independent auditors' report, within three (3) months counted from the closing of the fiscal year, (i) in its page in the world wide web, keeping them available for the period of three (3) years; and (ii) in a system made available by B3;
(e)fulfill the provisions of CVM Resolution 44, with respect to the duty of confidentiality and prohibitions on trading;
(f)disclose the occurrence of material fact, as defined in article 2 of CVM Resolution 44 (i) in its page in the world wide web, keeping them available for the period of 3 (three) years; and (ii) in system made available by B3;
(g)provide the information requested by CVM;
(h)disclose on its web site the annual report and other communications sent by Trustee on the same date of their receipt, keeping them available for a period of 3 (three) years; and

(i)follow the provisions of the specific regulation edited by CVM, in case a meeting of Debentures holders is called, to be held in a partial or exclusively digital way.
(xlv)notify Trustee, within three (3) Business Days from the date it becomes aware that Issuer, Guarantors, their Affiliates, and their respective administrators, partners with management powers, employees, agents, representatives, subcontractors or third parties, acting on their behalf and for the benefit of Issuer and/or of Guarantors, as applicable, are involved in an investigation, inquiry, action, proceeding and/or judicial or administrative proceeding, conducted by a domestic or foreign administrative or judicial authority, as applicable, related to non-compliance with the Anti-Corruption and Anti-Money Laundering Laws, and shall, when requested by Trustee provide copies of any decisions rendered and any judicial or extrajudicial agreements signed within the scope of the referred procedures, as well as detailed information about the measures adopted in response to such procedures, within three (3) Business Days from the respective request, provided that, for the purposes of this obligation, Issuer and/or Guarantors shall be deemed to be aware of (a) the receipt of a summons, subpoena or judicial or extrajudicial notification, issued by a domestic or foreign judicial or administrative authority, (b) the communication of the fact by Issuer and/or Guarantors to the competent authority, and (c) the adoption of a judicial or extrajudicial measure by Issuer and/or Guarantors against the violator;
(xlvi)not to offer, promise, give, authorize, request or accept, directly or indirectly, any undue advantage, pecuniary or of any nature, related in any way with the purpose of this Indenture, as well as not to practice injurious acts, violations or crimes against the economic or tax order, the financial system, the capital market or the public administration, national or foreign, as applicable, of "laundering" or occultation of assets, rights and values, terrorism or terrorism financing, foreseen in the applicable national and/or foreign legislation, and take all measures within their reach to prevent managers, employees, attorneys-in-fact, representatives, theirs or of their Affiliates, as well as suppliers, contractors or subcontractors from doing so;
(xlvii)keep, for a period of 5 (five) years as of the present date, or for a longer period by express determination of CVM, in case of administrative proceeding, all documents and information required by CVM Ruling 476, being that the documents and information may be kept in physical or electronic means, admitting the substitution of documents by the respective digitalized images;
(xlviii)add this Indenture to include CESUMAR as Guarantor of the Guaranteed Obligations for all purposes and effects, pursuant to Clause 5.6.1.14 above; and
(xlix)contract, within the period of one hundred and eighty (180) days counted as from the Date of Issue, one of the following agencies: Moody's América Latina Ltda, Standard & Poor's or Fitch Ratings, which will attribute rating to the Debentures, under the Clause 6.21 above, and shall send the corresponding report to Trustee in up to five (5) Business Days counted as from its publication date and widely disclose to the market and to the Debenture holders, under the Clause 6. 19, on the date of its publication, pursuant to art. 33, item XVI, of CVM Resolution 80, the rating that may be attributed to the Debentures, as well as to annually update said rating, disclosing the result of the rating update widely to the market and to the Debenture holders, pursuant to Clause 6.19. Issuer may replace the Risk Rating Agency by any of the companies indicated in this Clause, so that the new contracted risk rating agency shall be defined as "Risk Rating Agency", as provided for in Clause 6.21.1.
10.TRUSTEE
10.1.Appointment
10.1.1.Issuer appoints Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários above mentioned as Trustee of the Debenture holders of this Issue, and it hereby accepts the appointment to, under the terms of the law and this Indenture, represent before Issuer the Debenture holders.
10.2.Declaration
10.2.1.	Trustee hereby declares under penalty of law that:

(a) has verified the truthfulness of the information contained in this Indenture, having diligent to remedy the omissions, failures, or defects of which it has knowledge;

(b) has no legal impediment, according to paragraph 3 of the article 66 of the Brazilian Corporation Law and article 6 of the CVM Resolution 17, to perform the function that is conferred to it;

(c) accepts the function that is granted to it, fully undertaking the duties and attributions set forth in the specific legislation and in this Indenture

(d) fully accepts this Indenture, all of its clauses and conditions;

(e) has no connection with Issuer that prevents it from performing its functions;

(f) is aware of the Circular no. 1,832, of October 31, 1990, of the Brazilian Central Bank;

(g) is duly authorized to execute this Indenture and to comply with its obligations set forth herein, and all legal and statutory requirements necessary for such purpose have been satisfied;

(h) it not in any of the situations of conflict of interest set forth in article 6 of CVM Resolution 17;

(i) is duly qualified to perform the activities of trustee under the terms of the applicable regulation in force;

(j) this Indenture constitutes a legal, valid, binding and effective obligation of Trustee, enforceable according to its terms and conditions;

(k) the execution of this Indenture and the performance of its obligations hereunder are not in breach of any obligation previously assumed by Trustee; and

(l) based on the information obtained from Issuer, it does not exercise the function of trustee in other issues of the group.

10.3.Remuneration of Trustee
10.3.1.Issuer shall owe to Trustee by way of fees for performing the duties and attributions incumbent upon it, under the terms of the applicable legislation in force and of this Indenture, a remuneration performed through annual installments of Nine Thousand Brazilian Reais

(R$9,000.00), the first installment will be due up to the fifth (5th) Business Day counted as from the date of execution of this Indenture, and the following ones on the same day of the subsequent years, calculated pro rata die, if necessary. The first installment shall be due even if the Issue is not paid-up, as structuring and implementation.
10.3.2.In case it is necessary to hold a General Meeting of Debenture holders, or to enter into amendments or legal instruments related to the issue, an additional remuneration equal to Four Hundred and Fifty Brazilian Reais (R$ 450.00) will be due to Trustee, per man-hour dedicated to activities related to the issue, to be paid within 5 (five) days after the delivery, by Trustee, to Issuer of the hours report. For the purposes of the concept of General Meeting of Debenture holders, all activities related to the meeting are included, and not only the analysis of the draft and attendance or virtual participation at the meeting. Thus, these activities include, but are not limited to, (a) analysis of the call notice; (b) participation in calls or meetings; (c) checking a quorum prior to the meeting; (d) checking a proxy prior to the meeting; and (d) amendments and contracts resulting from the meeting. For clarification purposes, "time report" is the material to be sent by Trustee indicating the task performed (for example, analysis of a certain document or participation in a meeting), the Pentagon employee, the time spent on the function and the amount of time.
10.3.3.The above mentioned installments will be updated by the positive accumulated variation of the Broad National Consumer Price Index ("IPCA"), published by the Brazilian Institute of Geography and Statistics, or in its absence or impossibility of application, by the official index that replaces it, as of the payment date of the first installment until the payment dates of the subsequent installments, calculated pro rata die, if necessary.
10.3.4.The remuneration set forth in Clause 10.3.1 above shall be due even after the final maturity of the Debentures, in case Trustee is still performing activities inherent to its function in relation to the Issue, and such remuneration shall be calculated on a pro rata die basis.
10.3.5.In case of delay in the payment of any amount due as a result of Trustee's remuneration, the debts in arrears will be, without prejudice to the monetary restatement, subject to: (a) a contractual fine of 2% (two percent) on the amount due and unpaid; and (b) default interest of 1% (one percent) per month, and the amount of the overdue debt will be subject to monetary adjustment by the IPCA, incident from the date of default until the date of the effective payment, calculated pro rata die.
10.3.6.The installments mentioned in the items above will be increased by the following Taxes: (a) ISS (Taxes on Services of Any Nature); (b) PIS (Contribution to the Social Integration Program); (c) COFINS (Contribution to the Financing of Social Security); (d) CSLL (Social Contribution on Net Profits); (e) IRRF (Withholding Income Tax); and (f) any other taxes that may be levied on Trustee's remuneration at the rates in effect on the dates of each payment.
10.3.7.The remuneration does not include expenses considered necessary for the exercise of Trustee function during the implementation and validity of the service, which will be covered by Issuer, upon payment of the respective charges accompanied by the respective receipts, issued directly on behalf of Issuer or upon reimbursement, after, whenever possible, previous approval, which are publications in general, notifications, notarial expenses, transportation, meals, travel and lodging, extraction of certificates, photocopies, scans, sending of documents, costs incurred in telephone contacts related to the Issue, expenses with experts, such as auditing and/or inspection, among others, or legal advice to Debenture holders.

10.3.8.All expenses with legal procedures, including administrative ones, which Trustee may incur in order to protect the interests of the Debenture Holders shall be, whenever possible, previously approved and advanced by the Debenture Holders, and subsequently, as provided by law, reimbursed by Issuer. Such expenses to be advanced by the Debenture holders correspond to expenses with third-party legal fees, deposits, costs and court fees for actions proposed by Trustee, as the Debenture holders' representative. Eventual expenses, deposits and court costs resulting from the defeat in lawsuits will be equally supported by Debenture holders, as well as Trustee's remuneration and expenses, in the event Issuer remains in default regarding their payment for a period superior to 30 (thirty) calendar days, and Trustee may request a prior guarantee from Debenture holders to cover the risk of defeat.
10.3.9.Trustee's credit for expenses incurred to protect the rights and interests or to realize the Debenture holders' credits that have not been settled as set forth herein will be added to Issuer's debt and will enjoy the same guarantees as the Debentures, if applicable, and will be preferred to the Debentures in the payment order.
10.4.Replacement
10.4.1.In the event of impediment, resignation, intervention, extrajudicial liquidation or any other case of vacancy, a General Meeting of Debenture Holders will be held within thirty (30) calendar days counted from the event that determines it, in order to choose the new Trustee, which may be called by Trustee itself to be replaced, by Debenture Holders representing at least 10% (ten percent) of the Outstanding Debentures, or by CVM. If the call is not made until fifteen (15) calendar days prior to the end of the above mentioned term, Issuer will be responsible for making it, observing the terms set out in the Brazilian Corporation Law, provided that CVM may nominate a provisory substitute while the process for choosing a new Trustee is not concluded.
10.4.2.The remuneration of the new Trustee will be the same already set forth in this Indenture, except if another one is negotiated with Issuer, being previously and expressly accepted in writing by Issuer, at the General Meeting of Debenture holders.
10.4.3.In case Trustee is not able to continue to perform its functions due to circumstances supervening to this Indenture, it shall immediately communicate the fact to the Debenture holders and to Issuer, by calling a General Meeting of Debenture holders, requesting its replacement.
10.4.4.The Debenture holders may, after the closing of the term for the distribution of the Debentures in the market, proceed with the replacement of Trustee and with the indication of its substitute, in a General Meeting of Debenture holders specially called for such purpose.
10.4.5.The replacement, on a permanent basis, of Trustee shall be communicated to CVM, within up to seven (7) Business Days, counted as from the registration of the amendment to the Indenture that deals with the respective substitution, and the referred communication shall be followed by the declaration set forth in the caption of article 5 of CVM Resolution 17 and other information and documents required in Paragraph 1 of the referred article.
10.4.6.The replacement of Trustee shall be subject to an amendment to this Indenture, which shall be filed with the JUCESC and Registry Offices of Deeds and Documents of the Corporate Guarantee, under the Clauses 2.1.1(v) and 2.3 of this Indenture.
10.4.7.Trustee will start exercising its functions as from the date of this Indenture, or, in case of a substitute Trustee, on the day of execution of the corresponding amendment to the Indenture, and shall remain in the exercise of its functions until its effective substitution or until the date of full liquidation of the Debentures, as applicable.
10.4.8.The CVM rules and precepts shall apply to the events of replacement of Trustee.
10.5.Duties
10.5.1.In addition to other duties set forth in law, in a normative act of CVM, in particular CVM Resolution 17, or in this Indenture, the duties and attributions of Trustee are:
(a)to perform its activities with good faith, transparency and loyalty towards the Debenture Holders;
(b)to protect the rights and interests of the Debenture holders, employing in the exercise of the function the care and diligence that every active and honest man usually employs in the administration of his own assets;
(c)to resign from the function, in the event of supervening conflict of interests or of any other modality of inaptitude, and to immediately call a General Meeting of Debenture holders, set forth in article 7 of CVM Resolution 17, to resolve on their replacement;
(d)to keep in good custody all documentation related to the exercise of its functions;
(e)to verify, at the moment of accepting the function, the veracity of the information related to the Guarantees and the consistency of the other information contained in the Indenture, making sure that the omissions, failures or defects of which it has knowledge, are corrected
(f)to work close to Issuer, so that the Indenture and its amendments are registered in the competent bodies, adopting, in case of Issuer omission, the measures eventually foreseen by law
(g)to follow up the rendering of periodic information by Issuer and to alert the Debenture holders, in the annual report referred to in line "l" below, Under article 15 of CVM Resolution 17, about inconsistencies or omissions of which it has knowledge
(h)to express an opinion about the sufficiency of the information provided in the proposals of modification of the conditions of the Debentures
(i)to verify the regularity of the constitution of the Guarantees, as well as the value of the assets given as guarantee, observing the maintenance of its sufficiency and feasibility in the terms established in the Indenture and in the Collateral Agreements
(j)to examine the proposal of substitution of the assets given as guaranty, expressing its opinion about the subject in a justified manner;
(k)to notify, as the case may be, Issuer and/or other providers of Guarantees to reinforce the respective guarantee given, in case of its deterioration or depreciation, if applicable, under the terms of the Indenture and of the Collateral Agreements
(l)to prepare an annual report intended to the Debenture holders, describing the relevant facts occurred during the fiscal year related to the Debentures, pursuant to line "b" of the paragraph 1 of the article 68 of the Brazilian Corporation Law and to article 15 of the CVM Resolution 17, which shall contain, at least, the following information:
(i)compliance by Issuer with its obligations to provide periodic information, indicating any inconsistencies or omissions of which it may be aware;
(ii)statutory changes occurred during the fiscal year with relevant effects for the Debenture holders;
(iii)comments on Issuer's economic, financial and capital structure indicators related to contractual clauses designed to protect the interests of Debenture holders and which establish conditions that should not be breached by Issuer;
(iv)number of Debentures issued, number of Debentures outstanding and balance cancelled in the period;
(v)redemption, amortization, conversion, renegotiation and interest payment of the Debentures made in the period;
(vi)the constitution and applications of the amortization fund or other types of funds, if any;
(vii)allocation of the funds raised through the Issue, according to the information provided by Issuer;
(viii)list of assets and values delivered to its administration, if any;
(ix)compliance with other obligations assumed by Issuer and by Guarantors in the Indenture;
(x)maintenance of the sufficiency and feasibility of the Guarantees;
(xi)existence of other issues of securities, public or private, made by Issuer, by a related, controlled, controlling company or member of the same group of Issuer in which it has acted in the same fiscal year as Trustee, as well as the following data on such issues:

(a) name of the offering company;

(b) amount of the issue;

(c) quantity of securities issued;

(d) type and guarantees involved;

(e) maturity and interest rate; and

(f) default in the period.

(xii)declaration on the non-existence of a conflict of interest situation that would prevent Trustee from continuing to exercise the function;
(m)to make the report referred to in item "l" above available on its website in the world wide web within a maximum period of 4 (four) months, as of the end of Issuer's fiscal year;
(n)to request, when deemed necessary for the faithful performance of its duties, updated certificates from the civil distributors, Public Treasury courts, protest registries, Labor Courts,

Public Prosecutor's Office, the locality where the asset pledged as collateral is located, or the domicile or head office of the debtor, assignor, guarantor or co-obligor, as the case may be;
(o)to request, when deemed necessary, an external audit of Issuer;
(p)to call, when necessary, the General Meeting of Debenture holders, pursuant to article 10 of CVM Resolution 17;
(q)to attend the General Meeting of Debenture holders, in order to provide the information requested;
(r)to keep the list of Debenture Holders and their addresses up to date, including through representations before Issuer, the Settling Bank, the Bookkeeping Agent and the B3, (s) to oversee compliance with the provisions of this item, Issuer and the Debenture Holders, as soon as they subscribe, pay-in or acquire the Debentures, expressly authorize the Settlement Bank, the Bookkeeping Agent and B3 to comply with any requests made by Trustee, including disclosure, at any time, of the position of the Debentures and their respective Debenture Holders;
(s)to inspect the compliance with the clauses contained in the Indenture, specially those imposing the obligations to do and not to do;
(t)to communicate to the Debenture holders any default, by Issuer, of financial obligations assumed in the Indenture, including the obligations related to the Guarantees and to contractual clauses destined to protect the interest of the Debenture holders and that establish conditions that shall not be breached by Issuer, indicating the consequences for the Debenture holders and the measures that it intends to take regarding the matter, observing the term set forth in article 16, II, of CVM Resolution 17;
(u)to monitor the destination of the funds raised through the Issue of the Debentures, according to the data obtained from Issuer's managers
(v)to follow up, on each payment date, the full and punctual payment of the values due, as stipulated in this Indenture
(w)to make available daily the unit value of the Debentures, to be calculated by Issuer, to the Debenture holders and to the market participants, through its call center and its website; and
(x)Trustee will rely on the information made available to it by Issuer to follow up the compliance with the Financial Ratios.
10.5.2.The acts or statements of Trustee that create liability for the Debenture Holders and/or exonerate third parties from obligations with them will only be valid when previously resolved by the Debenture Holders gathered in a General Meeting.
10.5.3.Trustee's performance is limited to the scope of CVM Resolution 17 and applicable articles of Brazilian Corporation Law, being Trustee, therefore, exempt, under any form or pretext, from any additional liability that has not arisen from applicable laws and regulations.

10.5.4.Without prejudice to Trustee's duty of diligence, Trustee will assume that the original documents or certified copies of documents forwarded by Issuer or by third parties at its request have not been subject to fraud or tampering. It will also not be responsible, under any circumstances, for the preparation of Issuer's corporate documents, which will remain under Issuer's legal and regulatory obligation to prepare them, pursuant to applicable law.
10.6.Specific Duties
10.6.1.In the event of default on any obligations of Issue, Trustee shall use any and all measures provided by law or in this Indenture, to protect rights or defend the interests of the Debenture holders, pursuant to article 12 of CVM Resolution 17.
11.GENERAL MEETING OF DEBENTURE HOLDERS
11.1.General provisions
11.1.1.The Debenture holders may, at any time, meet in a general meeting, in accordance with the provisions of article 71 of the Brazilian Corporation Law, in order to resolve on matters of interest to the Debenture holders ("General Meeting of Debenture holders"), provided that:
a)	the General Meeting of Debenture holders will be held separately among the series, computing separately the respective quorums of call, installation and resolution, when the matters to be resolved refer to specific interests to each one of the series, namely (a) alterations to (a.1 ) Remuneration of the respective series, its form of calculation and the dates of payment of the Remuneration of the respective series; (a.2) ordinary amortization, its form of calculation and the dates of payment of the Remuneration of the respective series; (a.3) ordinary amortization of the series, its form of calculation and the dates of payment of the Remuneration of the respective series. ) Remuneration of the respective series, its form of calculation and the dates of payment of the Remuneration of the respective series; (a.2) ordinary amortization, its form of calculation and the dates of payment of the Remuneration of the respective series; (a.3) Maturity Date; and (a.4) Unit par value ; (b) change in the kind of Debentures of the respective series; and (c) other matters specific to a given series; and
b)	the General Meeting of Debenture holders will be held jointly, the respective quorums for convening, installing and resolving being computed jointly, when the matters to be resolved do not cover any of the matters indicated in (a) above, including, but not limited to (b.1 ) any changes concerning the events of early maturity provided for in this Indenture of Issue; (b) the quorums of installation and resolution in General Meetings of Debenture holders as provided for in this Section 11; (c) obligations of Issuer provided for in this Indenture of Issue; (d) obligations of Trustee; (e) any changes in the procedures applicable to the General Meetings of Debenture holders; (f) declaration or non-declaration of early maturity of the Debentures; (g) the waiver or temporary forgiveness (waiver) for the performance of obligations of Issuer and (h) creation of any event of renegotiation.
11.1.1.1.The procedures set forth in this Clause 11 shall apply to the General Meetings of Debenture Holders of all Series, taken together, and to the General Meetings of Debenture Holders of each of the respective Series, individually, as the case may be, and the quorums provided for herein shall be calculated taking into account the total number of Debentures that are the subject matter of Issue (thus, the 1st Series Debentures and the 2nd Series Debentures or the total number of Debentures of the respective Series, as the case may be).
11.1.1.2.Without prejudice to the other provisions of this Indenture of Issue, the General Meetings of Debenture holders may be held in an exclusively or partially digital form, subject to the provisions of CVM Ruling No. 625, dated May 14, 2020.
11.2.Call
11.2.1.The General Meeting of Debenture Holders may be convened by Trustee, by Issuer, by Debenture Holders representing at least ten percent (10%) of the Outstanding Debentures, or by the CVM.
11.2.2.The call shall be made by means of an announcement published, at least three (3) times, in the press organs in which Issuer shall perform its publications, in compliance with other rules related to the publication of announcement of general meetings call, set forth in the Brazilian Corporation Law, the applicable regulation and this Indenture.
11.2.3.The General Meetings of Debenture holders shall be called in accordance with the deadlines set forth in the Brazilian Corporation Law in force at the time of the call.
11.2.4.The General Meeting of Debenture holders attended by the holders of all Outstanding Debentures shall be deemed regular, regardless of publications and/or notices.
11.2.5.The resolutions taken by the Debenture holders, within the scope of their legal authority, subject to the quorums established in this Indenture, shall exist, be valid and effective before Issuer and shall bind all the holders of Outstanding Debentures, regardless of attendance or vote cast at the respective General Meeting of Debenture holders.
11.3.Quorum
11.3.1.Pursuant to article 71, third paragraph, of the Brazilian Corporation Law, the General Meeting of Debenture Holders shall be convened, on first call, with the presence of Debenture Holders representing at least a majority of the Outstanding Debentures and, on second call, with any number of Debenture Holders.
11.3.2.For purposes of constituting any and all quorums for installation and/or resolution of the General Meeting of Debenture holders provided for herein, "Outstanding Debentures" shall be deemed to mean all Debentures subscribed, excluding those held in treasury by Issuer and/or by any of Guarantors and their respective controlled or affiliated companies, parent companies (or control group), companies under common control, as well as directors of Issuer or of Guarantors, including, but not limited to, persons directly or indirectly related to any of the aforementioned persons.
11.4.Chairman
11.4.1.The chairman of the General Meeting of Debenture holders will be held by the Debenture Holder elected by the Debenture holders or one appointed by CVM.
11.5.Quorum
11.5.1.In the resolutions of the General Meeting of Debenture Holders, each Outstanding Debenture shall be entitled to one vote, being allowed the appointment of a proxy, whether Debenture Holder or not.

11.5.2.Without prejudice to other quorums expressly set forth in the other Clauses of this Indenture, and observing the provisions of Clause 11.5.3 below, any and all matters related to the Debentures and to the Issue, which are subject to resolution in the General Meeting of Debenture holders, in relation to any obligations set forth herein, shall be approved by Debenture holders representing, at least, seventy-five percent (75%) of the Outstanding Debentures.
11.5.3.Notwithstanding the provision in Clause 11.5.2 above, the resolutions related to: (i) changes related to the Issue Amount, Amortization Flow and Dates, Remuneration, Remuneration Payment Dates, Maturity Dates, any change related to Collaterals or personal guarantees, Mandatory Extraordinary Amortization, Mandatory Early Redemption, Optional Total Early Redemption of the Debentures, Early Redemption Offer, Optional Acquisition, renegotiation, changes in the items that provide for Events of Early Maturity, term of the Debentures and/or devices about quorum set forth in this Indenture (except those that establish a specific quorum, as the case may be), and shall count with the approval of Debenture holders representing, at least, seventy-five percent (75%) of the Outstanding Debentures, in first call or second call; and (ii) waiver requests must be approved by Debenture holders representing, at least, seventy-five percent (75%) of the Outstanding Debentures, on first call, and, at least two-thirds (2/3) of the Outstanding Debentures, on second call.
11.6.Other provisions applicable to General Meetings of Debenture holders
11.6.1.The presence of Issuer's legal representatives at the General Meetings of Debenture Holders convened by Issuer shall be mandatory, whereas at the General Meetings of Debenture Holders convened by the Debenture Holders or Trustee, the presence of Issuer's legal representatives shall be optional, unless when requested by the Debenture Holders or Trustee, as the case may be, in which case it shall be mandatory.
11.6.2.Trustee will attend the General Meetings of Debenture holders and provide Debenture holders with any information requested.
11.6.3.The provisions of Brazilian Corporation Law concerning general meetings of shareholders will apply, as applicable, to General Meetings of Debenture Holders.
12.REPRESENTATIONS AND WARRANTIES OF ISSUER E GUARANTORS
12.1.Issuer and each of Guarantors, respectively, represent and warrant to Trustee, as of the date of execution of this Indenture, that:
(a)Issuer is a stock corporation and Guarantors are limited liability companies, duly organized, incorporated and existing under the laws of the Federative Republic of Brazil, and they have the necessary qualification and authorizations to conduct the business in which they are currently engaged;
(b)it is duly authorized and has obtained all the authorizations, including, as applicable, corporate, legal, regulatory and of third parties (including creditors), necessary to execute this Indenture, the agreements necessary for the creation of the Collaterals and the granting of the Corporate Guarantee, as applicable, to issue the Debentures and to comply with its respective obligations set forth in this Indenture and in the other documents related to the Issue and to the Restricted Offering, and all legal, corporate, regulatory, of third parties (including creditors) and statutory requirements necessary for such purpose have been satisfied;

(c)the obligations undertaken under this Indenture and the Collateral Agreements and in the other documents of Issue and of the Restricted Offering constitute legally valid, lawful, binding and effective obligations, enforceable in accordance with their terms and conditions;
(d)no registration, consent, authorization, approval, license, order of, or qualification with any governmental authority or regulatory body is required for the performance of its obligations under this Indenture or for the execution of Issue, except for the protocols, registrations and publications, as applicable, provided in Clause 2 above;
(e)the execution of this Indenture and the Collateral Agreements, as applicable, and the performance of Issue and the Restricted Offering: (i) do not breach its By-laws or articles of association, as applicable; (ii) do not breach any provision of law, contract or regulation to which Issuer and/or Guarantors, as applicable, and/or by which any of its assets are subject; (iii) are not in breach of any administrative, judicial or arbitral order, decision or judgment affecting Issuer and/or Guarantors, as applicable, or any of their assets; (v) are not in breach of any contract or instrument to which Issuer and/or Guarantors, as applicable, are a party or by which any of their assets are subject, nor will it result in: (1) the early maturity of any obligation set forth in any such contracts or instruments; (2) the creation of any Encumbrance on any assets or property of Issuer and/or Guarantors, as applicable, except for those already existing as of the date hereof and for those created as a result of the execution of this Indenture, the Issue of the Debentures and the establishment of the Guarantees; or (3) the termination of any such contracts or instruments;
(f)there is no lawsuit, administrative or arbitration proceeding, inquiry or other type of investigation that may cause a Material Adverse Effect on Issuer and/or Guarantors;
(g)no Material Adverse Effect has occurred until the date hereof, and it has not omitted any fact, of any nature, that is known to it and that may result in an Event of Early Maturity or in the occurrence of a Material Adverse Effect
(h)it is in compliance with the obligations contained in this Indenture and the Collateral Agreements and no Event of Early Maturity has occurred, is not in progress and does not exist on the date hereof;
(i)the latest financial information disclosed in 2018, 2019 and 2020, respectively, adequately present the financial position of Issuer and/or Guarantors, as applicable, on the dates to which they relate, and have been duly prepared in accordance with the accounting principles determined by applicable regulations generally accepted in Brazil. Since the date of the most recent respective financial statements, there has been no adverse impact on its financial condition and results of operations in question, no transaction involving Issuer and/or Guarantors, as applicable, outside the normal course of its business, except for the Acquisition, that is material to Issuer and/or Guarantors, as applicable, nor has there been any reduction in Issuer's and/or Guarantors' share capital or substantial increase in Issuer's and/or Guarantors' indebtedness, as applicable;
(j)there is no breach of any contractual, legal provision or of any judicial, administrative or arbitral order, or any proceeding, judicial, administrative or arbitral, in any of the cases of this clause that may directly or indirectly seek to annul, alter, invalidate, question or in any way affect any of the obligations arising out of or related to the Debentures

(k)it has all the authorizations and licenses (including environmental) required by the federal, state and municipal authorities that are indispensable for the exercise of its activities, being all of them valid, except in case of good faith challenge, provided that the respective precedent condition is obtained or that they are in a timely process of renewal, provided that such absence does not cause a Material Adverse Effect
(l)there are no strikes or stoppages in progress related to Issuer and/or Guarantors;
(m)is complying with the laws, regulations, administrative rules and determinations of governmental agencies, municipalities or courts, including, (i) with respect to itself and its Affiliates, its employees (including officers and/or partners with management powers), its employees, agents, representatives, suppliers, contractors, subcontractors or third parties, acting on its behalf and for the benefit of Issuer and/or Guarantors, the Social and Environmental Legislation, applicable to the conduct of its business and maintenance of its properties in all its aspects; and (ii) with respect to itself and its respective directors, partners with management powers, employees, agents, representatives, subcontractors or third parties, acting on its behalf and for the benefit of Issuer and/or Guarantors, the Anti-Corruption and Anti-Money Laundering Laws, applicable to the conduct of its business and maintenance of its properties in all its aspects;
(n)especially as to the Socio-Environmental Legislation, adopts measures and preventive and reparatory actions, destined to prevent, mitigate, correct and/or compensate for any damages that may be caused to the environment or to its workers in the scope of the activities described in its corporate purpose, as applicable, as well as it proceeds to all the required and indispensable diligences for its economic activities, preserving the environment in the terms of the Socio-environmental Legislation and complying with the determinations of the municipal, state, and federal bodies that may subsidiarily legislate or regulate the Socio-environmental Legislation;
(o)its activities do not use child labor and/or labor in conditions analogous to slavery and/or employ forest dwellers, nor encourage prostitution;
(p)no statement, information, financial statement, document or report provided by Issuer and/or any of Guarantors under this Indenture of Issue contains, in any material respect, an untrue statement of a fact or an omission of a fact necessary to make the statements contained therein not misleading;
(q)it has not, as well as its Affiliates and their respective directors, partners with management powers, employees, agents, representatives, acting on its behalf or for the benefit of Issuer and/or Guarantors, been convicted in the judicial, arbitral or administrative spheres, for (i) crime against the environment, (ii) use of slave labor or child labor;
(r)the legal representatives who sign this Indenture have statutory and/or delegated powers to assume, on its behalf, the obligations set forth herein and, being proxies, had the powers rightfully granted, and the respective mandates are in full force and effect;
(s)the information provided until the closing of the Restricted Offering is true, consistent, correct and sufficient so that investors interested in subscribing or acquiring the Debentures have knowledge of Issuer and of Guarantors, as the case may be, and their respective activities and financial situation, their responsibilities, in addition to the risks to their activities and any other relevant information for making informed investment decisions of investors interested in acquiring the Debentures, to the extent required by applicable law
(t)it has not omitted any fact, of any nature, that is of its knowledge and that may result in a change in its economic-financial, reputational or legal situation to the detriment of the Debenture holders
(u)the documents, information and informational materials provided to Trustee or the Debenture holders are correct, true, consistent and sufficient in all material respects, and are up to date as of the date they were provided, as applicable, and include the documents and information relevant for making an investment decision on the Debentures, and information has been made available on the relevant operations of Issuer and Guarantors, as applicable, as well as on the relevant rights and obligations arising therefrom;
(v)(i) it is aware and causes its respective administrators, partners with management powers, employees, agents or representatives, acting on its behalf and on behalf of Issuer and/or of Guarantors to be aware of the terms of the Anti-Corruption and Anti-Washing Laws; (ii) it has policies and procedures for compliance with said legislation; and (iii) it makes its best efforts to make its internal policies regarding the Anti-Corruption and Anti-Washing Laws known to its eventual subcontractors and to all its professionals prior to said hiring;
(w)there is no, on this date, any conviction, action, administrative or legal proceeding or violation, as well as, to the best of its knowledge, there is not, on this date, any investigation process or inquiry related to any provision of any law or regulation, national or foreign related to the practice of corruption or acts harmful to the public administration, including the Anti-corruption and Anti-laundering Laws, by Issuer and/or Guarantors, their respective Affiliates and their respective administrators, partners with management powers, employees and representatives, acting on their behalf and for the benefit of Issuer and/or Guarantors;
(x)is fully aware and agrees with the form of disclosure and calculation of the DI Rate and that the form of calculation of remuneration of the Debentures was determined by its own free will, in compliance with the principle of good faith;
(y)the information disclosed to the market by Issuer and Guarantors, pursuant to CVM Ruling 476, is true, consistent, correct and sufficient, allowing investors to make an informed decision regarding the Issue
(z)it has disclosed all material facts with respect to Issuer, Guarantors or the Debentures, pursuant to CVM Ruling 476;
(aa)is aware that it may not make another public offering of the same kind of securities within four (4) months from the date of communication to the CVM of the termination of the distribution of the Debentures, unless the new offering is submitted for registration at the CVM;
(bb)it is up to date with the payment of all relevant tax obligations (municipal, state and federal), except in cases in which (i) Issuer and/or Guarantors are challenging in good faith the respective payment in the administrative and/or judicial spheres, provided that they have obtained the respective precedent condition and have made corresponding provisions, or (ii) cause a Material Adverse Effect; and

(cc)it holds all goods and assets considered indispensable for the faithful development and operation of Issuer's and Guarantors' activities, which are duly insured, in accordance with the practices adopted by Issuer and in line with market practices.
12.2.Issuer and/or Guarantors, as applicable, undertake to notify Trustee and the Debenture holders, within 3 (three) Business Days, counted from the respective occurrence, if any statements made herein with respect to themselves become totally or partially untrue, incomplete or incorrect.
13.MISCELLANEOUS
13.1.Notices
13.1.1.The notices to be sent by any of the Parties pursuant to this Indenture shall be forwarded to the following addresses:

If to Issuer and Guarantors:

Rodovia BR José Carlos Daux, nº 5500, sala T, 2º andar, Torre Jurerê A, bairro Saco Grande – CEP: 88032-005, Cidade de Florianópolis, Estado de Santa Catarina
Attn.: Pedro Jorge Guterres Quintans Graça and Carlos Henrique Boquimpani de Freitas

E-mail: pedro.graca@uniasselvi.com.br and carlos.freitas@vitru.com.br

If to Trustee:

Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários
Avenida Brigadeiro Fria Lima, 2954, 10º andar, Cj. 101, Jardim Paulistano, São Paulo – SP,CEP 01451-000.
Attn.: Mrs. Marcelle Motta Santoro / Mrs. Karolina Gonçalves Vangelotti / Mr. Marco Aurélio Ferreira
Tel: (11) 4420-5920
E-mail: assembleias@pentagonotrustee.com.br

If to Settlement Bank:

Itaú Unibanco S.A.
Praça Alfredo Egydio de Souza Aranha, 100, São Paulo, CEP 04.344-902
Attn.: Mr. Breno Okamoto
Tel: (11) 3072-6035
E-mail: breno.okamoto@itau-unibanco.com.br

If to Bookkeeping Agent:

Itaú Corretora de Valores S.A.
Avenida Brigadeiro Faria Lima, 3500, 3º andar (part), São Paulo, CEP 04.538-132
Attn.: Mr. Breno Okamoto
Tel: (11) 3072-6035
E-mail: escrituracaorendafixa@itau-unibanco.com.br

If to B3:

B3 S.A. – Brasil, Bolsa, Balcão – Balcão B3
Praça Antônio Prado, 48– 6º andar

01010-901 – São Paulo – SP
Tel: (11) 2565-5061

13.1.2.The notices relating to this Indenture shall be considered delivered when received under protocol or with "notice of receipt" issued by the Brazilian Post Office, by telegram or, further, by electronic mail, at the addresses above. The communications made by facsimile or electronic mail shall be considered as received on the date they are sent, provided that their receipt is confirmed by means of a receipt issued by the machine used by the sender.
13.1.3.The change in any of the addresses above shall be communicated immediately by the Party that has its address changed.
13.2.Waiver
13.2.1.No waiver of any of the rights arising out of this Indenture shall be presumed. Thus, no delay, omission or liberality in exercising any right, power or remedy by Trustee and/or the Debenture holders by reason of any default of Issuer shall impair such rights, powers or remedies, or will be deemed as a waiver thereof or acquiescence in such default, nor shall it create novation or modification of any other obligations assumed by Issuer in this Indenture or precedent with respect to any other default or delay.
13.3.Truth of the Documentation
13.3.1.Without prejudice to Trustee's duty of diligence, Trustee will assume that the original documents or certified copies of documents forwarded by Issuer, by Guarantors or by third parties at its request have not been subject to fraud or tampering. Trustee will also not be under any circumstances responsible for the preparation of Issuer's corporate documents, which will remain under Issuer's legal and regulatory obligation under applicable law.
13.3.2.In order to provide the specified services and to make the necessary decisions with respect to the provisions of this Indenture, Trustee shall not be responsible for verifying the sufficiency, validity, quality, truthfulness or completeness of the corporate resolutions, the acts of management or of any document or record of Issuer which it considers authentic which has been or is forwarded to it by Issuer or its employees.
13.4.Extrajudicial Enforcement Instrument and Specific Performance
13.4.1.This Indenture and the Debentures constitute extrajudicial enforcement instruments under article 784, subparagraphs I and II of the Code of Civil Procedure, and the Parties hereby acknowledge, without any other applicable measures, that the obligations undertaken under this Indenture will serve as specific performance and are subject to the provisions of articles 815 and following of the Code of Civil Procedure, without prejudice to the right to declare the early maturity of the Debentures under this Indenture.
13.5.Counting of Terms
13.5.1.Except as otherwise specifically provided for in this Indenture, the terms established in this Indenture shall be counted in accordance with the rule prescribed in article 132 of the Civil Code, and the day of the beginning is excluded and the day of the maturity is included.
13.6.Irrevocability and Successors

13.6.1.This Indenture is executed on an irrevocable and irreversible basis and is binding upon the Parties and their successors.
13.7.Severability and Interpretation of Headings of the Clauses
13.7.1.If any of the provisions of this Indenture is held as illegal, invalid or ineffective, all other provisions hereof shall prevail, and the Parties undertake, in good faith, to replace the affected provision by another that, to the extent possible, produces the same effect.
13.7.2.The holding of a General Meeting of Debenture holders is waived to resolve on: (i) the correction of typing, verbal agreement, accentuation or arithmetic errors; (ii) amendments to any documents of the Issue already expressly permitted under the terms of the respective document(s); (iii) amendments to any documents of the Issue due to requirements formulated by the CVM, B3 or ANBIMA; or (iv) due to the updating of the Parties' registration data, such as change in the corporate name, address and telephone number, among others, provided that the changes or corrections referred to in items (i), (ii), (iii) and (iv) above may not cause any loss to the Debenture Holders or any change in the flow of the Debentures and provided that there are no additional costs or expenses for the Debenture Holders.
13.7.2.1.Notwithstanding the waiver of the General Meeting of Debenture holders to resolve on the matters indicated in Clause 13.7.2 above, the Parties shall remain obliged to take all measures, as well as to prepare, execute and register all documents required for purposes of correction of errors or alteration to the Issue documents, in the events set out in items (i) to (iv) of Clause 13.7.2.
13.8.Expenses
13.8.1.Issuer shall bear all costs: (a) resulting from the public placement of the Debentures, including all costs related to their registration at B3; (b) of registration and publication of all acts necessary for the Issue, such as this Indenture, any amendments thereto and the corporate acts of Issuer; and (c) for expenses with the hiring of Trustee, the Settlement Bank and Bookkeeping Agent, and the debentures trading system in the secondary market of B3.
13.9.Governing Law
13.9.1.	This Indenture is governed by under the Laws of the Federative Republic of Brazil.
13.10.Electronic Signature and Jurisdiction
13.11.This Indenture shall be signed by electronic, digital and/or computerized means, provided that the Parties acknowledge this form of contracting as valid and fully effective, constituting a legitimate and sufficient form for the proof of identity and validity of the Parties' statement of will to execute eventual amendments, and shall, in any case, comply with the rules in force for verification of the authenticity of the Parties' signatures, provided that it is established with certification within the ICP - BRASIL standards, in accordance with article 107 of the Civil Code and article 10,  Paragraph 1, of Executive Order No. 2,200-2 of August 24, 2001.
13.11.1.The courts of the City of São Paulo, State of São Paulo, are hereby elected to settle any doubts or controversies arising out of this Indenture, with the exclusion of any other, no matter how privileged it may be or may become.

In witness whereof, the Parties have executed this indenture electronically, together with two (2) witnesses, who also sign it.

São Paulo, May 17, 2022.

(The signatures are available on the following pages)

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